Exhibit 10.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
Dated as of December 13, 2010
by and among
CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED,
CPA 16 ACQUISITION INC.,
CPA 16 HOLDINGS INC.,
CPA 16 MERGER SUB INC.,
CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED,
CPA 14 SUB INC.
W. P. CAREY & CO. LLC
and, for the limited purposes set forth in Section 4.3,
CAREY ASSET MANAGEMENT CORP.
and
W. P. CAREY & CO. B.V.

- i -

TABLE OF CONTENTS
(continued)

- ii -

TABLE OF CONTENTS
(continued)

Page
EXHIBITS

Exhibit A	—	Form of CPA17 Sale Agreement	Exh. A-1
Exhibit B	—	Form of W. P. Carey Sale Agreement	Exh. B-1
Exhibit C	—	Form of Indemnification Agreement	Exh. C-1
Exhibit D	—	Form of Letter Agreement	Exh. D-1
Exhibit E	—	Articles of Merger	Exh. E-1
Exhibit F	—	Commitment Letters	Exh. F-1

ANNEXES

Annex A	—	Post-Merger Reorganized Structure of CPA16	Annex A-1

SCHEDULES

Schedule 2.2(w)(i)	—	Repayment of Property Indebtedness	Sch. 2.2(w)(i)-1
Schedule 4.12(b)	—	CPA16 — Revised Advisory Fees and Special General Partner Distributions after Reorganization	Sch. 4.12(b)-1

- iii -

INDEX OF DEFINED TERMS

Acquisition	1
Acquisition Common Stock	65
Affiliate	60
Agreement	1
Alternate Financing	45
Alternate Merger	2
Articles of Merger	3
Asset Management Agreement	44
Business Day	60
CAM	1
CAM Fees	44
Cash Consideration	4
CERCLA	15
Claim	48
Closing	3
Closing Date	3
Code	1
Commitment	36
Commitment Letter	33
Competing Transaction	47
CPA14	1
CPA14 Advisory Agreement	36
CPA14 Advisory Agreements	44
CPA14 Bylaws	7
CPA14 Charter	7
CPA14 Common Stock	3
CPA14 Disclosure Letter	6
CPA14 Expenses	55
CPA14 Intangible Property	14
CPA14 Leases	18
CPA14 Material Adverse Effect	60
CPA14 Material Contracts	19
CPA14 Permits	11
CPA14 Properties	16
CPA14 Property	16
CPA14 Property Restrictions	17
CPA14 Rent Roll	18
CPA14 SEC Documents	9
CPA14 Special Committee	1
CPA14 Special Distribution	2
CPA14 Stockholder Approval	19
CPA14 Stockholder Meeting	8
CPA14 Stockholders	3
CPA14 Sub	1
CPA14 Sub Common Stock	65
CPA14 Subsidiary	61
CPA14 Tenant	60
CPA16	1
CPA16 Advisory Agreement	39
CPA16 Bylaws	22
CPA16 Capital Increase	21
CPA16 Charter	21
CPA16 Common Stock	3
CPA16 Disclosure Letter	20
CPA16 Expenses	55
CPA16 Intangible Property	27
CPA16 Leases	30
CPA16 Material Adverse Effect	61
CPA16 Material Contracts	32
CPA16 Permits	24
CPA16 Properties	29
CPA16 Property	29
CPA16 Property Restrictions	29
CPA16 Rent Roll	30
CPA16 SEC Documents	23
CPA16 Special Committee	1
CPA16 Stockholder Approvals	31
CPA16 Stockholder Meeting	22
CPA16 Stockholders	22
CPA16 Subsidiary	62
CPA16 Tenant	61
CPA17	2
CPA17 Sale Agreement	2
CPA17 Sale of Assets	2
Debt Financing	33
Dissenting Shares	4
Dissenting Stockholder	4
Effective Time	3
Employee Benefit Plans	62
Environmental Law	15
Equity Financing	44
Exchange Act	9
Exchange Fund	5
Exchange Ratio	4
Expense Amount	56
Extended Termination Date	54
Financing Condition	51
Form S-4	41
GAAP	61, 62
Governmental Entity	6

- iv -

INDEX OF DEFINED TERMS
(continued)

Hazardous Material	15
Holdings	1
Holdings Common Stock	63
indebtedness	11
Indemnification Agreement	2
Indemnified Parties	48
IRS	62
Joint Proxy Statement/Prospectus	41
Knowledge	62
Law	62
Letter Agreement	2
Lien	7
Liens	7
Merger	1
Merger Consideration	4
Merger Sub	1
Merger Sub Bylaws	3
Merger Sub Charter	3
MGCL	3
New Commitment Letter	45
Operating Partnership	2
Paying and Exchange Agent	5
PCBs	15
Person	62
Qualifying Income	57
Receiving Party	56
REIT	13
Release	15
Reorganization	2
Reorganization Opinions	4
Required Cash Amounts	34
SDAT	3
SEC	9
Securities Act	9
Senior Credit Facility	33
SOX Act	9
Stock Consideration	4
Subordinated Disposition Fee	44
Subsidiary	62
Superior Competing Transaction	47
Surviving Company	3, 63
Takeover Statute	20
Tax	62
Tax Protection Agreement	62
Tax Return	63
Taxes	62
Termination Date	54
Termination Fee	44
Transaction Document	8
Transaction Documents	8
Transfer and Gains Taxes	48
Voting Debt	63
W. P. Carey	1
W. P. Carey B.V.	1
W. P. Carey Sale Agreement	2
W. P. Carey Sale of Assets	2

- v -

     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 13, 2010, by and among Corporate Property Associates 16 — Global Incorporated, a Maryland corporation (“CPA16”), CPA 16 Acquisition Inc., a Maryland corporation (“Acquisition”), CPA 16 Holdings Inc., a Maryland corporation (“Holdings”), CPA 16 Merger Sub Inc., a Maryland corporation (“Merger Sub”), Corporate Property Associates 14 Incorporated, a Maryland corporation (“CPA14”), CPA 14 Sub Inc., a Maryland corporation (“CPA14 Sub”), W. P. Carey & Co. LLC, a Delaware limited liability company and the ultimate parent of the external manager of CPA14 and CPA16 (“W. P. Carey”), and, for the limited purposes set forth in Section 4.3, Carey Asset Management Corp. (“CAM”) and W. P. Carey & Co. B.V. (“W. P. Carey B.V.”), each a subsidiary of W. P. Carey.
RECITALS
     A. CPA14, CPA16 and Merger Sub intend, upon the terms and subject to the conditions set forth in this Agreement, to merge CPA14 with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as an indirect subsidiary of CPA16.
     B. A special committee of independent directors of the Board of Directors of CPA14 (the “CPA14 Special Committee”) has unanimously (i) determined that this Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, are in the best interests of CPA14 and the CPA14 Stockholders and (ii) recommended to the Board of Directors of CPA14 that it approve and declare advisable this Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, upon the terms and conditions contained herein and therein.
     C. A special committee of independent directors of the Board of Directors of CPA16 (the “CPA16 Special Committee”) has unanimously (i) determined that this Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, the Reorganization and the CPA16 Capital Increase, are in the best interests of CPA16 and the CPA16 Stockholders and (ii) recommended to the Board of Directors of CPA16 that it approve and declare advisable this Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, the Reorganization and the CPA16 Capital Increase, upon the terms and conditions contained herein and therein.
     D. This Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, have been approved by (i) the Board of Directors of CPA14, including a majority of the independent directors and a majority of the directors who are not interested in the Merger and the other transactions contemplated by the Transaction Documents, following the recommendation of the CPA14 Special Committee, (ii) the Board of Directors of CPA16, including a majority of the independent directors and a majority of the directors who are not interested in the Merger and the other transactions contemplated by the Transaction Documents, following the recommendation of the CPA16 Special Committee and (iii) the respective boards of directors of Merger Sub and W. P. Carey and, in the case of the Alternate Merger, the respective boards of directors of Holdings, Acquisition and CPA14 Sub.
     E. For U.S. federal income Tax purposes, it is intended that (a) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (b) this Agreement constitutes, and is hereby adopted as, a plan of reorganization within the meaning of Section 354 of the Code, and (c) CPA14 and Merger Sub will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

     F. In the event CPA14 and Merger Sub do not receive opinions of counsel that the Merger will qualify as a reorganization under the Code, (i) CPA14 Sub will be merged with and into CPA14 whereupon CPA14 will be the surviving company and CPA14 Sub will cease to exist and (ii) Acquisition will be merged with and into CPA16, whereupon CPA16 will be the surviving company and Acquisition will cease to exist (together, the “Alternate Merger”).
     G. In connection with the Merger, or if Article X is applicable, the Alternate Merger, CPA16 will implement an internal reorganization pursuant to which CPA16 will be reorganized as an umbrella partnership real estate investment trust, or UPREIT (the “Reorganization”), to hold substantially all of its assets and liabilities in CPA 16 Limited Partnership, a Delaware limited partnership (the “Operating Partnership”) and (i) CAM will enter into an amended advisory agreement with CPA16 and the Operating Partnership and (ii) W. P. Carey B.V. will enter into an amended asset management agreement with CPA16 and the Operating Partnership, each to reflect the revised fee structure set forth in Schedule 4.12(b) hereto; provided that the CPA16 Stockholders approve the Reorganization at the CPA16 Stockholder Meeting. The structure of CPA16 following the consummation of the Merger, or if Article X is applicable, the Alternate Merger, and the Reorganization shall be substantially as set forth on Annex A.
     H. In connection with and as a condition to the consummation of the Merger, CPA14 intends to sell certain of CPA14’s joint venture interests to Corporate Property Associates 17 — Global Incorporated, a Maryland corporation (“CPA17”), in exchange for cash (the “CPA17 Sale of Assets”) pursuant to an Agreement for Sale and Purchase among the parties dated as of the date hereof (the “CPA17 Sale Agreement”), in substantially the form set forth as Exhibit A.
     I. In connection with and as a condition to the consummation of the Merger, CPA14 also intends to sell certain of CPA14’s joint venture interests to W. P. Carey in exchange for cash (the “W. P. Carey Sale of Assets”) pursuant to an Agreement for Sale and Purchase among the parties dated as of the date hereof (the “W. P. Carey Sale Agreement”), in substantially the form set forth as Exhibit B.
     J. After the approval of the Merger by the CPA14 Stockholders, or if Article X is applicable, after the approval of the Alternate Merger by the CPA14 Stockholders and the CPA16 Stockholders, but prior to the Effective Time, CPA14 intends to make a pro rata special distribution of $1.00 per share to its stockholders, representing the aggregate net proceeds of the CPA17 Sale of Assets and the W. P. Carey Sale of Assets plus additional cash amounts (the “CPA14 Special Distribution”).
     K. Simultaneous with the parties entering into this Agreement, and as a condition and inducement to the willingness of CPA16 and Merger Sub (or if Article X is applicable, Holdings) to enter into this Agreement and consummate the transactions contemplated hereby, CPA16, Merger Sub and Holdings have required (i) CAM to enter into the indemnification agreement (the “Indemnification Agreement”) set forth as Exhibit C, which, by its terms, will automatically become effective as of the Effective Time and (ii) CAM and W. P. Carey B. V. to enter into the letter agreement (the “Letter Agreement”) set forth as Exhibit D, which, by its terms, will automatically become effective as of the Effective Time.
     L. The parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.
AGREEMENT
     In consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER
     Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 3-114 of the Maryland General Corporation Law (the “MGCL”) and subject to the applicability of Article X, CPA14 shall be merged with and into Merger Sub, with Merger Sub surviving the Merger as a subsidiary of CPA16. Merger Sub, as the surviving corporation after the Merger, is sometimes referred to herein as the “Surviving Company”.
     Section 1.2. Closing. The closing (the “Closing”) of the Merger will take place commencing at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, or at such other time and place as is agreed to in writing by the parties hereto (the date on which the Closing takes place, the “Closing Date”).
     Section 1.3. Effective Time. Upon the terms and subject to the conditions set forth herein, as part of the Closing, CPA14 and Merger Sub shall execute articles of merger (the “Articles of Merger”) in substantially the form attached hereto as Exhibit E and shall file such Articles of Merger in accordance with the MGCL with the State Department of Assessments and Taxation of Maryland (the “SDAT”) and shall make all other filings and recordings required under the MGCL with respect to the Merger. The Merger shall become effective at such time as CPA14 and CPA16 shall agree should be specified in the Articles of Merger (such time as the Merger becomes effective, the “Effective Time”); provided that such time does not exceed 30 days after the Articles of Merger are accepted for record. Unless otherwise agreed, the parties shall cause the Effective Time to occur on the Closing Date.
     Section 1.4. Charter and Bylaws. The articles of incorporation of Merger Sub (the “Merger Sub Charter”) and the bylaws of Merger Sub (the “Merger Sub Bylaws”) as in effect immediately prior to the Effective Time of the Merger, shall, except for any required amendments, continue in full force and effect after the Merger as the charter and bylaws of the Surviving Company, until further amended in accordance with the respective terms of such charter and bylaws and applicable Maryland Law.
     Section 1.5. Directors and Officers of the Surviving Company. Unless otherwise determined by CPA14 and CPA16, from and after the Effective Time (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company, and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company, in each case until duly removed or replaced in accordance with the bylaws of the Surviving Company and the MGCL.
     Section 1.6. Merger Consideration.
     (a) As of the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any further action on the part of CPA14, CPA16, Merger Sub or any stockholder of CPA14 (the stockholders of CPA14, the “CPA14 Stockholders”), each share of CPA14’s common stock, $.001 par value per share (“CPA14 Common Stock”), outstanding immediately prior to the Effective Time shall be cancelled and, in exchange for cancellation of such share, the rights attaching to such share shall be converted into the right to receive, at the election of each CPA14 Stockholder, either: (i) subject to the application of Article X, that number of shares of CPA16’s common stock, $.001 par value per share (“CPA16 Common Stock”), equal to the product of (A) the number of shares of CPA14 Common Stock owned by such CPA14 Stockholder and (B) 1.1932 (the “Exchange Ratio,” such product being referred to herein as the “Stock Consideration”), together with cash in lieu of any fractional shares, or (ii) an amount of cash equal to the product of (A) the number of shares of CPA14 Common Stock owned by such CPA14 Stockholder and (B) $10.50 (the “Cash Consideration,” and together with the Stock Consideration, the “Merger Consideration”). CPA14 Stockholders must make their election at the time they cast their vote either in favor of or against the Merger and such election may be revoked as set forth in the Joint Proxy Statement/Prospectus. CPA14 Stockholders who do not vote with respect to the Merger or who abstain from making any election with respect to the Merger Consideration will be deemed to have elected to receive the Stock Consideration pursuant to Section 1.6(a)(i) above.
     (b) At the Effective Time, all shares of CPA14 Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of CPA14 Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration described above.
     (c) In the event the respective legal counsels to CPA14 and Merger Sub are unable to deliver the opinions set forth in Sections 5.2(g) and 5.3(f), respectively, that the transaction described in Sections 1.1 through Section 1.6 will qualify as a reorganization within the meaning of Section 368(a) of the Code (the “Reorganization Opinions”), then, in addition to the transactions contemplated by Section 1.1 through Section 1.6, the provisions of Article X shall automatically apply. The provisions of Article X shall apply if and only if the legal counsel to CPA14, and the legal counsel to CPA16 and Merger Sub are unable to deliver the Reorganization Opinions.
     Section 1.7. Dissenters Rights.
     (a) Notwithstanding any provision of this Agreement to the contrary, to the extent that the right to demand payment of fair value of the CPA14 Common Stock in connection with the Merger is available under the MGCL, any outstanding shares of CPA14 Common Stock held by a Dissenting Stockholder (“Dissenting Shares”) shall not be converted into the Merger Consideration but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the MGCL; provided, however, that each share of CPA14 Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Stockholder who, after the Effective Time, withdraws his demand or fails to perfect or otherwise loses his right to receive payment of fair value, pursuant to the MGCL, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, in the form of CPA16 Common Stock, without interest. As used in this Agreement, “Dissenting Stockholder” means any record holder or beneficial owner of shares of CPA14 Common Stock who is entitled to demand and receive payment of the fair value of such holder’s shares pursuant to Section 3-202 of the MGCL and who does not vote for the Merger and complies with all provisions of the MGCL (including all provisions of Section 3-203 of the MGCL) concerning the right of holders of shares of CPA14 Common Stock to object to the Merger and obtain fair value for their shares.
     (b) CPA14 shall give CPA16 (i) prompt notice of any demands for payment of fair value pursuant to the applicable provisions of the MGCL received by CPA14, attempted withdrawals of such demands, and any other instruments served pursuant to the MGCL and received by CPA14 relating to rights of appraisal and (ii) the opportunity to participate in and direct the conduct of all negotiations and proceedings with respect to demands for payment of fair value under the MGCL. CPA14 shall not, except with the prior written consent of CPA16, make any payment with respect to any such demands for payment of fair value, or settle, or offer to settle, or otherwise negotiate any such demands for payment of fair value.

     Section 1.8. Adjustments to Merger Consideration.
     The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, combination, subdivision, stock split, reverse stock split, stock dividend (including any stock dividend or distribution of securities convertible into CPA14 Common Stock or CPA16 Common Stock, as applicable), reorganization, recapitalization or other like change with respect to CPA14 Common Stock (or for which a record date is established) and, as any such change relates to the Stock Consideration only, with respect to the CPA16 Common Stock (or for which a record date is established), after the date hereof and prior to the Effective Time; provided that nothing in this Section 1.8 shall be construed to permit CPA14 or CPA16 to take any action with respect to their securities that is prohibited by the terms of this Agreement.
     Section 1.9. Recordation of Exchange; Payment of Merger Consideration.
     (a) Delivery of CPA16 Common Stock. As soon as practicable following the Effective Time, CPA16 shall cause the transfer agent for the CPA16 Common Stock to record the transfer on the stock records of CPA16 of the amount of CPA16 Common Stock issuable as Merger Consideration to each holder of CPA14 Common Stock pursuant to proper election made by such holder pursuant to Section 1.6(a).
     (b) Paying and Exchange Agent. Prior to the Effective Time, CPA16 shall designate a bank or trust company reasonably acceptable to CPA14 to act as agent for the payment of the Merger Consideration (the “Paying and Exchange Agent”). CPA16 shall take all steps necessary to enable, and shall cause, the Surviving Company to provide to the Paying and Exchange Agent immediately following the Effective Time the aggregate cash portion of the Merger Consideration payable upon cancellation of the CPA14 Common Stock pursuant to Section 1.6. The funds deposited with the Paying and Exchange Agent in respect of the Merger Consideration is hereinafter referred to as the “Exchange Fund.” As soon as practicable after the Effective Time, and in any event not later than the 10th Business Day thereafter, the Paying and Exchange Agent shall pay to each holder of CPA14 Common Stock the amount of cash such holder is entitled to receive pursuant to proper election made by such holder pursuant to Section 1.6(a).
     (c) No Interest. No interest shall be paid or shall accrue on the Merger Consideration, or unpaid dividends declared in respect of the CPA14 Common Stock and with a record date prior to the Effective Time and which remain unpaid at the Effective Time.
     (d) No Further Ownership Rights. All Merger Consideration paid by CPA16 in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the CPA14 Common Stock in respect of which such Merger Consideration was paid. At the close of business on the day on which the Effective Time occurs, the share transfer books of CPA14 shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Company of the shares of CPA14 Common Stock that were outstanding immediately prior to the Effective Time.
     (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of CPA14 Common Stock one year after the Effective Time shall be delivered to CPA16 or its designated Affiliate, upon demand, and any holder of CPA14 Common Stock who has not theretofore complied with this Article I shall thereafter look only to CPA16 or its successor in interest for payment of its claim for Merger Consideration (subject to applicable abandoned property, escheat and other similar Law).

     (f) No Liability. None of CPA16, Merger Sub, the Surviving Company, the Paying and Exchange Agent or any employee, officer, director, partner, agent or Affiliate of any of them, shall be liable to any person for any part of the Merger Consideration or for dividends or distributions with respect thereto delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any shares of CPA14 Common Stock five years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any federal, state, local government, or agency or any court, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), shall, to the extent permitted by applicable Law, become the property of CPA16 or its designated Affiliate free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
     (g) Investment of Exchange Fund. The Paying and Exchange Agent shall invest any cash included in the Exchange Fund, as directed by CPA16, on a daily basis; provided, however, that such investments shall be in (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (iii) certificates of deposit maturing not more than 180 days after the date of purchase issued by a bank organized under the Laws of the United States or any state thereof having a combined capital and surplus of at least $3,000,000,000 or (iv) a money market fund having assets of at least $1,000,000,000. Any interest and other income resulting from such investments shall be the property of, and paid to, CPA16 or its designated Affiliate.
     (h) Withholding Rights. CPA16 or the Paying and Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of CPA14 Common Stock, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Entity in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the former holder of CPA14 Common Stock in respect of which such deduction and withholding was made.
     (i) Fractional Shares. No certificates for fractional shares of CPA16 Common Stock shall be issued hereunder. To the extent that a holder of CPA14 Common Stock would otherwise be entitled to receive a fraction of a share of CPA16 Common Stock, computed on the basis of the aggregate number of shares of CPA14 Common Stock held by such holder, such holder shall instead receive a cash payment in an amount equal to such fraction multiplied by 10.50.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
     Section 2.1. Representations and Warranties of CPA14. CPA14 represents and warrants to each of CPA16 and Merger Sub that, except as disclosed in the CPA14 disclosure letter dated as of the date of this Agreement and delivered to CPA16 and Merger Sub in connection with the execution hereof (the “CPA14 Disclosure Letter”):
     (a) Organization, Standing and Corporate Power of CPA14. CPA14 is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. CPA14 is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have, or would not be reasonably likely to have, a CPA14 Material Adverse Effect. CPA14 has heretofore made available to CPA16 complete and correct copies of its charter, as amended and supplemented to the date hereof (the “CPA14 Charter”), and its bylaws, as amended to the date hereof (“CPA14 Bylaws”).
     (b) Subsidiaries. Each CPA14 Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each CPA14 Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each CPA14 Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a CPA14 Material Adverse Effect. Except as disclosed in Schedule 2.1(b) of the CPA14 Disclosure Letter, all outstanding shares of capital stock of each CPA14 Subsidiary that is a corporation have been duly authorized, are validly issued, fully paid and nonassessable, and are not subject to any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right, are owned by CPA14 or another CPA14 Subsidiary, and are so owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (each, a “Lien” and collectively, “Liens”). Except as disclosed in Schedule 2.1(b) of the CPA14 Disclosure Letter, all equity interests in each CPA14 Subsidiary that is a partnership, limited liability company, trust or other entity, have been duly authorized, are validly issued, are owned by CPA14 or another CPA14 Subsidiary, and are so owned free and clear of all Liens. Schedule 2.1(b) of the CPA14 Disclosure Letter sets forth (A) all CPA14 Subsidiaries and their respective jurisdictions of incorporation or organization and (B) each owner and the respective amount of such owner’s equity interest in each CPA14 Subsidiary. Except as set forth on Schedule 2.1(b) of the CPA14 Disclosure Letter, CPA14 does not have any Subsidiaries or any equity investment or other interest in, nor has CPA14 made advances or loans to, any corporation, association, partnership, joint venture or other entity.
     (c) Capital Structure.
     (i) As of the date of this Agreement, the authorized capital stock of CPA14 consists of 120,000,000 shares of CPA14 Common Stock, 87,326,105 shares of which are issued and outstanding. All outstanding shares of CPA14 Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right. All dividends or distributions on securities of CPA14 or any CPA14 Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full.
     (ii) Except as permitted under this Agreement or as set forth in Schedule 2.1(c)(ii) of the CPA14 Disclosure Letter, there are issued and outstanding or reserved for issuance: (1) no stock, Voting Debt or other voting securities or equity securities of CPA14; (2) no securities of CPA14 or any CPA14 Subsidiary or securities or assets of any other entity convertible into or exchangeable for shares of stock, Voting Debt or other voting securities or equity securities of CPA14 or any CPA14 Subsidiary; and (3) no subscriptions, options, warrants, conversion rights, calls, performance stock awards, stock appreciation rights or phantom stock rights, rights of first refusal, rights (including preemptive rights), commitments or arrangements or agreements to which CPA14 or any CPA14 Subsidiary is a party or by which it is bound obligating CPA14 or any CPA14 Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of stock, Voting Debt or other voting securities of CPA14 or of any CPA14 Subsidiary, or obligating CPA14 or any CPA14 Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, call, performance stock award, stock appreciation right or phantom stock right, right of first refusal, right, commitment or arrangement or agreement.
     (iii) There are no (x) stockholder agreements, voting trusts or other agreements or understandings relating to the voting of any shares of capital stock of CPA14 or any ownership interests in any CPA14 Subsidiary or (y) agreements or understandings relating to the sale or transfer of any shares of CPA14 or any ownership interests in any CPA14 Subsidiary (other than those listed on Schedule 2.1(g) of the CPA14 Disclosure Letter), in the case of (x) and (y) to which CPA14 or any CPA14 Subsidiary is a party other than as listed on Schedule 2.1(c)(iii) of the CPA14 Disclosure Letter.
     (iv) Except as set forth in Schedule 2.1(c)(iv) of the CPA14 Disclosure Letter, no holder of securities in CPA14 or any CPA14 Subsidiary has any right to have such securities registered under the Securities Act or under any state securities Laws by CPA14 or any CPA14 Subsidiary, as the case may be. All prior issuances of securities by CPA14 or any CPA14 Subsidiary were, in all respects, made in compliance with all applicable federal and state securities Laws.
     (d) Authority; No Violations; Consents and Approval.
     (i) The CPA14 Special Committee, at a meeting duly called and held, unanimously (A) determined that this Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger and the Alternate Merger, are in the best interests of CPA14 and the CPA14 Stockholders and (B) recommended to the Board of Directors of CPA14 that it approve and declare advisable this Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger and the Alternate Merger, upon the terms and conditions contained herein and therein. The Board of Directors of CPA14, including a majority of the independent directors and a majority of the directors who are not interested in the Merger and the Alternate Merger and the other transactions contemplated by the Transaction Documents, has duly approved and declared advisable the Merger and the Alternate Merger and the other transactions contemplated by the Transaction Documents and has authorized that the Merger and the Alternate Merger be submitted for consideration at a special meeting of the CPA14 Stockholders (the “CPA14 Stockholder Meeting”). CPA14 has all requisite power and authority to enter into this Agreement and all other documents to be executed in connection with the transactions contemplated hereby (this Agreement and such other documents each a “Transaction Document” and collectively, the “Transaction Documents”) and, subject to receipt of the CPA14 Stockholder Approval, to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been, or when executed will have been, duly authorized by all necessary action on the part of CPA14, subject to receipt of the CPA14 Stockholder Approval, and are enforceable in accordance with their terms, subject to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

     (ii) Assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Schedule 2.1(d)(ii) of the CPA14 Disclosure Letter are duly and timely obtained or made and the CPA14 Stockholder Approval has been obtained, the execution and delivery of the Transaction Documents by CPA14 do not, and the consummation of the transactions contemplated thereby, and compliance with the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of CPA14 or any of the CPA14 Subsidiaries under or require the consent or approval of any third party under, any provision of (A) the CPA14 Charter or the CPA14 Bylaws or any provision of the comparable charter or organizational documents of any of the CPA14 Subsidiaries, (B) any CPA14 Material Contract (it being understood that no representation is being given as to whether the Surviving Company and the CPA14 Subsidiaries will be in compliance with any financial covenants contained therein following the Merger) or (C) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to CPA14 or any of the CPA14 Subsidiaries, or any of their respective properties or assets, other than, in the case of clauses (B) or (C), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not reasonably be expected to have a CPA14 Material Adverse Effect.
     (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity, is required by or with respect to CPA14 or any of the CPA14 Subsidiaries in connection with the execution and delivery of the Transaction Documents by CPA14 or the consummation by CPA14 or the applicable CPA14 Subsidiaries of the transactions contemplated thereby, except for: (A) the filing with the Securities and Exchange Commission (the “SEC”) of (1) (a) the Joint Proxy Statement/Prospectus or (b) other documents otherwise required in connection with the transactions contemplated hereby and (2) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and such other compliance with the Exchange Act, as may be required in connection with the Transaction Documents and the transactions contemplated thereby; (B) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT; (C) such filings and approvals as may be required by any applicable Environmental Laws, and (D) any such consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make individually or in the aggregate, would not reasonably be expected to have a CPA14 Material Adverse Effect.
     (e) SEC Documents.
     (i) CPA14 has made available to CPA16 (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by CPA14 with the SEC since January 1, 2007 (the “CPA14 SEC Documents”) which are all of the documents required to have been filed by CPA14 with the SEC since that date. As of their respective dates, the CPA14 SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “SOX Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such CPA14 SEC Documents and none of the CPA14 SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later CPA14 SEC Documents filed and publicly available prior to the date of this Agreement. CPA14 does not have any outstanding and unresolved comments from the SEC with respect to the CPA14 SEC Documents. The consolidated financial statements of CPA14 and the CPA14 Subsidiaries included in the CPA14 SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of CPA14 and the CPA14 Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of CPA14 and the CPA14 Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later CPA14 SEC Documents filed and publicly available prior to the date of this Agreement. No CPA14 Subsidiary is required to make any filing with the SEC.
     (ii) CPA14 maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) access to assets is permitted only in accordance with management’s general or specific authorization and (C) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     (iii) CPA14’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that (A) all information (both financial and non-financial) required to be disclosed by CPA14 in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (B) all such information is accumulated and communicated to CPA14’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of CPA14 required under the Exchange Act with respect to such reports.
     (iv) Since December 31, 2009, CPA14 has not received any notification of (A) a “significant deficiency” or (B) a “material weakness” in CPA14’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.
     (f) Absence of Certain Changes or Events. Except as disclosed or reflected in the CPA14 SEC Documents filed with the SEC prior to the date of this Agreement or as disclosed in Schedule 2.1(f) of the CPA14 Disclosure Letter, since December 31, 2009 there has not been: (i) (A) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to any of CPA14’s capital stock except for regular quarterly dividends on the CPA14 Common Stock; (B) any amendment of any term of any outstanding equity security of CPA14 or any CPA14 Subsidiary; (C) any repurchase, redemption or other acquisition by CPA14 or any CPA14 Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, CPA14 or any CPA14 Subsidiary, except pursuant to CPA14’s regular redemption program; (D) any change in any method of accounting or accounting practice or any Tax method, practice or election by CPA14 or any CPA14 Subsidiary that would materially adversely affect its assets, liabilities or business, except insofar as may have been required by a change in applicable Law or GAAP; (E) any CPA14 Material Adverse Effect, or (F) any incurrence, assumption or guarantee by CPA14 or any CPA14 Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices.
     (g) No Undisclosed Material Liabilities. Except as disclosed in the CPA14 SEC Documents, as set forth in Schedule 2.1(g) of the CPA14 Disclosure Letter or as otherwise would not reasonably be expected to have a CPA14 Material Adverse Effect, there are no liabilities of CPA14 or any of the CPA14 Subsidiaries of a nature that would be required under GAAP to be set forth on the financial statements of CPA14 or the notes thereto, other than: (i) liabilities adequately provided for on the balance sheet of CPA14 dated as of December 31, 2009 (including the notes thereto) as required by GAAP, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement or (iii) liabilities incurred in the ordinary course of business subsequent to December 31, 2009. Schedule 2.1(g) of the CPA14 Disclosure Letter sets forth, with respect to CPA14 and the CPA14 Subsidiaries, a complete list of all capitalized lease obligations and other indebtedness to any Person which is outstanding as of November 30, 2010 (or such later dates as may be referenced in Schedule 2.1(g) of the CPA14 Disclosure Letter), other than individual items of indebtedness in a principal amount less than $1,000,000. For purposes of this Section 2.1(g), “indebtedness” means, with respect to any Person, without duplication (i) all obligations of such Person for borrowed money or obligations with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person’s business, consistent with past practice), (vi) all capitalized lease obligations of such Person other than leases for office and computer equipment incurred in the ordinary course of business, (vii) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (viii) all letters of credit issued for the account of such Person, and (ix) all guarantees and arrangements having the economic effect of a guarantee of such Person of any indebtedness of any other Person.
     (h) No Default. None of CPA14 or any of the CPA14 Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the CPA14 Charter or the CPA14 Bylaws or the comparable charter or organizational documents of any of the CPA14 Subsidiaries, (ii) any loan or credit agreement, note, or any bond, mortgage or indenture, to which CPA14 or any of the CPA14 Subsidiaries is a party or by which CPA14, any of the CPA14 Subsidiaries or any of their respective properties or assets is bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to CPA14 or any of the CPA14 Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a CPA14 Material Adverse Effect.
     (i) Compliance with Applicable Laws; Regulatory Matters. Except for environmental matters, which are addressed in Section 2.1(o), CPA14 and the CPA14 Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “CPA14 Permits”), except where the failure so to hold such CPA14 Permits, individually or in the aggregate, would not reasonably be expected to have a CPA14 Material Adverse Effect. CPA14 and the CPA14 Subsidiaries are in compliance with the terms of the CPA14 Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a CPA14 Material Adverse Effect. Except as disclosed in the CPA14 SEC Documents, the businesses of CPA14 and the CPA14 Subsidiaries are not being conducted in violation of any Law, except for violations which, individually or in the aggregate, would not reasonably be expected to have a CPA14 Material Adverse Effect. No investigation or review by any Governmental Entity with respect to CPA14 or any CPA14 Subsidiary is pending or, to CPA14’s Knowledge, threatened, other than those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a CPA14 Material Adverse Effect. Neither CPA14 nor any CPA14 Subsidiary is subject to any order, writ, injunction, decree, statute, rule or regulation that would, individually or in the aggregate, reasonably be expected to have a CPA14 Material Adverse Effect. CPA14 is not subject to any judgment, decree, injunction, rule or order of any Governmental Entity that prohibits or would reasonably be expected to prohibit any of the transactions contemplated hereby. CPA14 has not taken any action, nor have any other steps been taken or have any legal proceedings been commenced, nor to the Knowledge of CPA14, threatened, against CPA14, for the winding up, liquidation or dissolution of CPA14.
     (j) Litigation. Except as disclosed in Schedule 2.1(j) of the CPA14 Disclosure Letter or the CPA14 SEC Documents, there is no suit, action or proceeding pending or, to the Knowledge of CPA14, threatened against or affecting CPA14 or any CPA14 Subsidiary or any of their respective properties or assets that, individually or in the aggregate, would reasonably be expected to have a CPA14 Material Adverse Effect or materially adversely affect the right or ability of CPA16 or its Affiliates to own and operate the business and assets of CPA14 or any CPA14 Subsidiary, nor is there any such suit, action or proceeding pending against CPA14 or any CPA14 Subsidiary or any of their respective properties or assets which in any manner challenges or seeks to prevent or enjoin, alter or materially delay any of the transactions contemplated hereby.
     (k) Taxes.
     (i) Each of CPA14 and the CPA14 Subsidiaries has timely filed all material Tax Returns required to be filed by it (after giving effect to any valid extension to file). Each such Tax Return is true, correct and complete in all material respects. CPA14 and each CPA14 Subsidiary has paid (or CPA14 has paid on its behalf), all material Taxes required to be paid. All material Taxes which CPA14 or the CPA14 Subsidiaries are required by Law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use Taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities within the time period prescribed by Law. The most recent audited financial statements contained in the CPA14 SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve in accordance with GAAP for all material Taxes payable by CPA14 and the CPA14 Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. CPA14 and each CPA14 Subsidiary has established (and until the Closing Date shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all material Taxes not yet due and payable. Since December 31, 2010, CPA14 has incurred no liability for any material Taxes under Sections 857(b), 860(c) or 4981 of the Code, IRS Notice 88-19, Treasury Regulation Section 1.337(d)-5, or Treasury Regulation Section 1.337(d)-6 including, without limitation, any material Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither CPA14 nor any of the CPA14 Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sales of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon CPA14 or any CPA14 Subsidiary. Neither CPA14 nor any CPA14 Subsidiary is the subject of any audit, examination, or other proceeding in respect of federal income Taxes; to the Knowledge of CPA14, no audit, examination or other proceeding in respect of federal income Taxes involving CPA14 or any

CPA14 Subsidiary is being considered by any Tax authority; and no audit, examination or proceeding in respect of federal income Taxes involving CPA14 or any CPA14 Subsidiary has occurred since December 31, 2005. No deficiencies for any Taxes have been asserted or assessed in writing (or to the Knowledge of CPA14 or any CPA14 Subsidiary, proposed) against CPA14 or any of the CPA14 Subsidiaries, including claims by any taxing authority in a jurisdiction where CPA14 or any CPA14 Subsidiary does not file Tax Returns but in which any of them is or may be subject to taxation, which individually or in the aggregate would be material, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending. There are no Liens for Taxes upon the assets of CPA14 or the CPA14 Subsidiaries except for statutory Liens for Taxes not yet due or payable and for which appropriate reserves have been established on their respective financial statements in accordance with GAAP.
     (ii) CPA14 (A) for each taxable year beginning with its taxable year ended on December 31, 1998, has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, consistent with the requirements for qualification and taxation as a REIT through the Effective Time and (C) has not taken or omitted to take any action which could reasonably be expected to result in the loss of its qualification as a REIT, and no such challenge is pending, or to CPA14’s Knowledge, threatened. Each CPA14 Subsidiary which is a partnership, joint venture or limited liability company has since its acquisition by CPA14 (A) been classified for federal income Tax purposes as a partnership or treated as a disregarded entity and not as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, and (B) not owned any assets (including, without limitation, securities) that would cause CPA14 to violate Section 856(c)(4) of the Code. Each CPA14 Subsidiary which is a corporation, and each other issuer of securities in which CPA14 holds securities (within the meaning of Section 856(c) of the Code but excluding “straight debt” of issuers as described in Section 856(m) of the Code) having a value of more than 10 percent of the total value, or more than 10 percent of the total voting power, of the outstanding securities of such issuer, has since its acquisition by CPA14 been a REIT, a qualified REIT subsidiary under Section 856(i) of the Code or a taxable REIT subsidiary under Section 856(l) of the Code or otherwise qualified as a “real estate asset” within the meaning of Section 856(c)(5)(B) of the Code. Neither CPA14 nor any CPA14 Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as announced in IRS Notice 88-19 or Treasury Regulation Section 1.337(d)-5 or Treasury Regulation Section 1.337(d)-6 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.
     (iii) As of the date of this Agreement, CPA14 does not have any earnings and profits attributable to CPA14 or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
     (iv) None of CPA14 or any of the CPA14 Subsidiaries is (A) subject, directly or indirectly, to any Tax Protection Agreement or (B) in violation of or in default under any Tax Protection Agreement.
     (v) As of the date hereof, CPA14 is a “domestically-controlled qualified investment entity” within the meaning of Section 897(h) of the Code.
     (vi) Neither CPA14 nor any CPA14 Subsidiary is a party to any Tax allocation or sharing agreement or has changed any method of accounting for Tax purposes.

     (vii) CPA14 does not have any liability for the Taxes of any person other than CPA14 and the CPA14 Subsidiaries and the CPA14 Subsidiaries do not have any liability for the Taxes of any person other than CPA14 and the CPA14 Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, (C) by contract or (D) otherwise.
     (viii) Neither CPA14 nor any CPA14 Subsidiary (x) has requested, received or is subject to any written ruling of a Governmental Entity related to Taxes or has entered into any written and legally binding agreement with a Governmental Entity relating to Taxes, (y) has engaged in any transaction of which it has made (or was required to make) disclosure to any Governmental Entity to avoid the imposition of any penalties related to Taxes, or (z) has participated in any transaction that could give rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the Treasury Regulations thereunder or any similar provision under applicable Law.
     (l) Pension and Benefit Plans; Employees. Except as set forth in the CPA14 SEC Documents, neither CPA14 nor any CPA14 Subsidiary maintains or has maintained any Employee Benefit Plans or has any obligations or liabilities in respect of Employee Benefit Plans. Neither CPA14 nor any CPA14 Subsidiary has any employees. None of the agreements to which CPA14 or any of the CPA14 Subsidiaries is a party would, individually or in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)) or would exceed the amount deductible pursuant to Section 162(m) of the Code.
     (m) Information Supplied. None of the information supplied or to be supplied by CPA14 in writing for inclusion or incorporation by reference in the Form S-4, the Joint Proxy Statement/Prospectus or in any materials to be delivered to potential financing sources in connection with the transactions contemplated by this Agreement will (a) in the case of the Form S-4, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) in the case of the Joint Proxy Statement/Prospectus, at the time of the mailing thereof or at the time the CPA14 Stockholder Meeting is to be held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (c) in the case of any materials to be delivered to potential financing sources in connection with the transactions contemplated by this Agreement, at the date such information is delivered, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will (with respect to CPA14, its officers and directors and the CPA14 Subsidiaries) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided that no representation is made as to statements made or incorporated by reference by CPA16 or Merger Sub.
     (n) Intangible Property. CPA14 and the CPA14 Subsidiaries own, possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of CPA14 and the CPA14 Subsidiaries (collectively, the “CPA14 Intangible Property”), except where the failure to possess or have adequate rights to use such properties, individually or in the aggregate, would not reasonably be expected to have a CPA14 Material Adverse Effect. All of the CPA14 Intangible Property is owned or licensed by CPA14 or the CPA14 Subsidiaries free and clear of any and all Liens, except those that, individually or in the aggregate, would not reasonably be expected to have a CPA14 Material Adverse Effect, and neither CPA14 nor any such CPA14 Subsidiary has forfeited or otherwise relinquished any CPA14 Intangible Property which forfeiture has resulted in, individually or in the aggregate, or would reasonably be expected to result in a CPA14 Material Adverse Effect. To the Knowledge of CPA14, the use of CPA14 Intangible Property by CPA14 or the CPA14 Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other Person, and there have been no claims made, and neither CPA14 nor any of the CPA14 Subsidiaries has received any notice of any claims or otherwise has Knowledge of any claims that any of the CPA14 Intangible Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the CPA14 Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that, individually or in the aggregate, would not reasonably be expected to have a CPA14 Material Adverse Effect.
     (o) Environmental Matters. For purposes of this Agreement, (x) “Environmental Law” means any Law of any Governmental Entity relating to human health, safety or protection of the environment, including, but not limited to, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), and (y) “Hazardous Material” means (A) any petroleum or petroleum products, regulated radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, and transformers and other equipment that contain dielectric fluid containing greater than 50 parts per million polychlorinated biphenyls (“PCBs”); or (B) any chemicals, materials, substances or wastes which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import, under any applicable Environmental Law. Except as disclosed in Schedule 2.1(o) of the CPA14 Disclosure Letter, the CPA14 SEC Documents or in the environmental audits/reports listed therein or except as would not reasonably be expected to have a CPA14 Material Adverse Effect:
     (i) None of CPA14 or the CPA14 Subsidiaries has received written notice that any administrative or compliance order has been issued that is still in effect, any complaint has been filed that remains unresolved, any penalty has been assessed that has not been paid and any investigation or review is pending or threatened by any Governmental Entity with respect to any alleged failure by CPA14 or any CPA14 Subsidiary to have any permit required under any applicable Environmental Law or with respect to any treatment, storage, recycling, transportation, disposal or “release” (as defined in 42 U.S.C. (S) 9601(22) (“Release”)) by CPA14 or any CPA14 Subsidiary of any Hazardous Material in material violation of any Environmental Law.
     (ii) To the Knowledge of CPA14, except in material compliance with applicable Environmental Laws, (A) there are no asbestos-containing materials present on any property owned or operated by CPA14 or any CPA14 Subsidiary, (B) there are no regulated levels of PCBs present on any property owned or operated by CPA14 or any CPA14 Subsidiary, and (C) there are no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials currently present on any property owned or operated by CPA14 or any CPA14 Subsidiary.
     (iii) None of CPA14 or any CPA14 Subsidiary has received written notice of a claim, that has not been resolved, to the effect that it is liable to a third party, including a Governmental Entity, as a result of a Release of a Hazardous Material into the environment in material violation of any Environmental Law at any property currently or formerly owned, leased (including ground leases) or operated by CPA14 or a CPA14 Subsidiary.

     (iv) None of CPA14 or any CPA14 Subsidiary has received written notice of (A) any Liens arising under or pursuant to any applicable Environmental Law on any CPA14 Property or (B) any action taken which could subject any CPA14 Property to such Liens. To the Knowledge of CPA14, no such action is in process. CPA14 and the CPA14 Subsidiaries currently do not have any duty under any applicable Environmental Law to place any restriction relating to the presence of Hazardous Material at any CPA14 Property.
     (v) None of CPA14 or the CPA14 Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which, to the Knowledge of CPA14, is the subject of any action, suit or proceeding that could be reasonably expected to result in claims against CPA14 or the CPA14 Subsidiaries related to such Hazardous Material for clean-up costs, remedial work, damages to natural resources or personal injury claims, including but not limited to claims under CERCLA and the rules and regulations promulgated thereunder.
     (vi) CPA14 and the CPA14 Subsidiaries have made notification of Releases of a Hazardous Material where required by applicable Environmental Law, and no property now or, to the Knowledge of CPA14, previously owned, leased (including ground leases) or operated by CPA14 or the CPA14 Subsidiaries is listed or, to the Knowledge of CPA14, proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar list of sites under any Environmental Law of any other Governmental Entity where such listing requires active investigation or clean-up.
     (vii) CPA14 and the CPA14 Subsidiaries have not entered into any agreements to provide indemnification to any third party purchaser pursuant to Environmental Laws in relation to any property or facility previously owned or operated by CPA14 and the CPA14 Subsidiaries.
     (viii) None of CPA14 or the CPA14 Subsidiaries has in its possession or control any environmental assessment or investigation reports prepared within the last four years that (A) have not been provided to CPA16 prior to the execution of this Agreement and (B) disclose a material environmental condition with respect to the CPA14 Properties which is not being addressed or remediated or has not been addressed or remediated or been made the subject of an environmental insurance policy listed in Schedule 2.1(q) of the CPA14 Disclosure Letter, except for such reports that reflect the results of an asbestos survey and/or abatement work performed in the ordinary course of renovation or demolition activities.
     (p) Properties.
     (i) (A) Except as listed in Schedule 2.1(p)(i) of the CPA14 Disclosure Letter, CPA14 or a CPA14 Subsidiary owns fee simple title to or has a valid leasehold interest in, or has an interest (directly or indirectly) in an entity that owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected on the most recent balance sheet of CPA14 included in the CPA14 SEC Documents (each, a “CPA14 Property” and collectively, the “CPA14 Properties”), which are all of the real estate properties owned or leased by them, in each case free and clear of Liens except for (1) debt and other matters identified on Schedule 2.1(p)(i) of the CPA14 Disclosure Letter, (2) inchoate mechanics’, workmen’s, repairmen’s and other inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (3) mechanics’, workmen’s and repairmen’s Liens (other than inchoate Liens for work in progress) which have heretofore been bonded or insured, and landlord liens, (4) all matters (x) disclosed on existing title policies or (y) as would be disclosed on current title reports, legal due diligence reports, landlord waivers, zoning reports or surveys and would not have a material adverse effect on the value or use of the affected property (excluding outstanding indebtedness),

(5) real estate Taxes and special assessments not yet due and payable which are being contested in good faith in the ordinary course of business, and (6) Liens that would not cause a material adverse effect on the value or use of the affected property;
     (B) except as would not reasonably be expected to have a material adverse effect on the value or use of the affected property, the CPA14 Properties are not subject to any rights of way, written agreements, Laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, “CPA14 Property Restrictions”), except for (1) CPA14 Property Restrictions imposed or promulgated by Law with respect to real property, including zoning regulations, which would not reasonably be expected to have a material adverse effect on the value or use of the affected property, (2) CPA14 Leases, landlord liens, easement agreements and all matters disclosed on existing title policies, title reports, legal due diligence reports, landlord waivers, zoning reports or surveys or as would be disclosed on current title policies, title reports, legal due diligence reports, landlord waivers, zoning reports or surveys and which would not reasonably be expected to have a material adverse effect on the value or use of the affected property (excluding outstanding indebtedness) and (3) real estate Taxes and special assessments;
     (C) except as would not reasonably be expected to have a material adverse effect on the value or use of the affected property, none of CPA14 or a CPA14 Subsidiary has received written notice to the effect that there are any (1) condemnation or rezoning proceedings that are pending or, to the Knowledge of CPA14 and the CPA14 Subsidiaries, threatened with respect to any material portion of any of the CPA14 Properties or (2) zoning, building or similar Laws or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the CPA14 Properties or by the continued maintenance, operation or use of the parking areas located thereon or appurtenant thereto or used in connection therewith;
     (D) except as would not reasonably be expected to have a material adverse effect on the value or use of the affected property, none of CPA14 or any CPA14 Subsidiary has received written notice that it is currently in default or violation of any CPA14 Property Restrictions;
     (E) except for the owners of the CPA14 Properties in which CPA14, any CPA14 Subsidiary or any joint venture involving CPA14 or the CPA14 Subsidiaries listed on Schedule 2.1(b) of the CPA14 Disclosure Letter has a leasehold interest, no Person (other than CPA14, a CPA14 Subsidiary or any joint venture involving CPA14 or the CPA14 Subsidiaries listed on Schedule 2.1(b) of the CPA14 Disclosure Letter) has any ownership interest in any of the CPA14 Properties; and
     (F) except as listed on Schedule 2.1(p)(i)(F) of the CPA14 Disclosure Letter, all equity interests held by CPA14 or a CPA14 Subsidiary in entities which directly or indirectly own or lease CPA14 Properties are so held free and clear of Liens.
     (ii) Except, individually or in the aggregate, as would not reasonably be expected to have a CPA14 Material Adverse Effect, all properties currently under development or construction by CPA14 or the CPA14 Subsidiaries and all properties currently under contract for acquisition, sale or transfer, development or commencement of construction as of the date of this

Agreement by CPA14 and the CPA14 Subsidiaries are listed as such in Schedule 2.1(p)(ii) of the CPA14 Disclosure Letter.
     (iii) Schedule 2.1(p)(iii) of the CPA14 Disclosure Letter sets forth the rent roll for each of the CPA14 Properties (the “CPA14 Rent Roll”) as of November 30, 2010, including any leases which have been executed for which the term has not yet commenced. Except as disclosed in Schedule 2.1(p)(iii) of the CPA14 Disclosure Letter and for discrepancies that, either individually or in the aggregate, would not reasonably be expected to have a CPA14 Material Adverse Effect, (1) the information set forth in the CPA14 Rent Roll is true, correct and complete as of the date thereof; (2) no brokerage fees, commissions or any similar payments are owed or payable by the lessor under any of the leases listed on the CPA14 Rent Roll (the “CPA14 Leases”) to any third party in connection with the existence or execution thereof, or in connection with any renewal, expansion or extension of any CPA14 Lease which has occurred prior to, or may occur after, the date hereof; (3) to the Knowledge of CPA14, all work to be performed by any party to any of the CPA14 Leases has been completed and fully paid for; (4) except in the ordinary course of business, no tenants under the CPA14 Leases are entitled to any free rent, abatement of rent or similar concession, nor to CPA14’s Knowledge, to any claim of any offset or defense against the payment of rent; (5) no person other than those identified on the CPA14 Rent Roll (and those claiming by, through or under them) is in occupancy of any portion of any CPA14 Property; (6) each CPA14 Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to CPA14 and the CPA14 Subsidiaries, as applicable, and, to the Knowledge of CPA14, each of the other parties thereto; and (7) there are no material defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause a material default) under any CPA14 Lease by CPA14 or any CPA14 Subsidiary, or, to the Knowledge of CPA14, any of the other parties thereto.
     (iv) Schedule 2.1(p)(iv) of the CPA14 Disclosure Letter lists (1) all agreements existing as of the date of this Agreement to which CPA14 or any CPA14 Subsidiary is a party providing (x) for the sale of, or option to sell, any CPA14 Property or the purchase of, or option to purchase, by CPA14 or any CPA14 Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof or (y) all rights of first offer and rights of first refusal with regard to any CPA14 Properties and (2) all tenants of CPA14 Properties who have been granted early termination rights with respect to their lease obligations.
     (v) Schedule 2.1(p)(v) of the CPA14 Disclosure Letter contains a list, as of the date of this Agreement, of (A) all unfunded capital improvements required to have been conducted by CPA14 or any CPA14 Subsidiary in excess of $750,000 in any instance, (B) all outstanding leasing commissions in excess of $750,000 in any instance and (C) all committed capital expenditures in excess of $750,000 in any instance.
     (q) Insurance. Schedule 2.1(q) of the CPA14 Disclosure Letter sets forth a complete list as of the date of this Agreement of all insurance policies (but excluding title insurance policies) which CPA14 or any CPA14 Subsidiary maintains with respect to its respective businesses or properties. CPA14 has not been informed that any such policies are not in full force and effect in all material respects, as of the date of this Agreement. All premiums due and payable by CPA14 or any CPA14 Subsidiary thereof under each such policy obtained by CPA14 or any CPA14 Subsidiary have been paid.
     (r) Opinion of Financial Advisor. The Board of Directors of CPA14 has received the opinion of Robert A. Stanger & Co., Inc. dated as of the date of this Agreement, to the effect that, among other things, as of such date, the Merger Consideration is fair from a financial point of view to the unaffiliated holders of CPA14 Common Stock, which opinion will be made available to CPA16 solely for informational purposes as promptly as practicable following receipt thereof by CPA14. CPA14 has been advised that Robert A. Stanger & Co., Inc. will permit the inclusion of the opinion in its entirety and, subject to prior review and consent by Robert A. Stanger & Co., Inc., a reference to the opinion in the Form S-4 and the Joint Proxy Statement/Prospectus.
     (s) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of CPA14 Common Stock is the only vote of holders of securities of CPA14 required to approve the Merger and the other transactions contemplated by the Transaction Documents (the “CPA14 Stockholder Approval”).
     (t) Brokers. Except for the fees and expenses payable to Robert A. Stanger & Co., Inc. (which fees have been disclosed to CPA16), no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of CPA14 or any CPA14 Subsidiary. CPA14 has previously provided CPA16 with a true and complete copy of the engagement letter with Robert A. Stanger & Co., Inc. as in effect on the date hereof, pursuant to which such fees and expenses are payable, and the amounts payable by CPA14 pursuant to such letter shall not have been increased between the date of this Agreement and the Closing Date.
     (u) Investment Company Act of 1940. Neither CPA14 nor any of the CPA14 Subsidiaries is, or after giving effect to the transactions contemplated by this Agreement will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.
     (v) Contracts.
     (i) Schedule 2.1(v)(i) and Schedule 2.1(g) of the CPA14 Disclosure Letter list all CPA14 Material Contracts to which CPA14 or any CPA14 Subsidiary is a party that are in effect as of the date of this Agreement. Except as set forth in Schedule 2.1(v)(i) of the CPA14 Disclosure Letter or in the CPA14 SEC Documents, each CPA14 Material Contract is valid, binding and enforceable in accordance with its terms and in full force and effect with respect to CPA14 and the CPA14 Subsidiaries, as applicable, and, to the Knowledge of CPA14, each of the other parties thereto, except, in each case, where such failure to be so valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a CPA14 Material Adverse Effect, and there are no defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause a default) under any CPA14 Material Contract by CPA14 or any CPA14 Subsidiary, or, to the Knowledge of CPA14, any of the other parties thereto, except for those defaults that would not, individually or in the aggregate, reasonably be expected to have a CPA14 Material Adverse Effect. For purposes of this Agreement, “CPA14 Material Contracts” shall mean (A) any partnership, limited liability company or joint venture agreement between CPA14 or any CPA14 Subsidiary, on the one hand, and a third party, on the other hand, (B) the mortgage loans set forth on Schedule 2.1(g) of the CPA14 Disclosure Letter, (C) each material commitment, contractual obligation, borrowing, capital expenditure or transaction entered into by CPA14 or any CPA14 Subsidiary which may result in total payments by or liability of CPA14 or any CPA14 Subsidiary in excess of $1,000,000, (D) any other agreements filed or required to be filed as exhibits to the CPA14 SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations, (E) any interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction to which CPA14 or any CPA14 Subsidiary is a party or an obligor with respect thereto, (F) the CPA14 Leases with respect to the five largest CPA14 Tenants measured by lease revenue, and (G) any agreement, commitment, instrument or obligation of a type described in Sections 2.1(v)(ii)

through 2.1(v)(iv); in each case including all amendments, modifications and supplements to such CPA14 Material Contracts and all side letters to which CPA14 or any CPA14 Subsidiary is a party affecting the obligations of any party thereunder.
     (ii) The Merger and the other transactions contemplated by the Transaction Documents will not trigger any due-on-sale provision on any mortgages, except as set forth in Schedule 2.1(v)(ii) of the CPA14 Disclosure Letter.
     (iii) Except for those agreements set forth in Schedule 2.1(v)(iii) of the CPA14 Disclosure Letter or agreements in which CPA14 agrees not to sell a CPA14 Property to a competitor of the CPA14 Property’s current tenant, there are no non-competition agreements or other contracts or agreements that contain covenants that restrict CPA14’s or any CPA14 Subsidiary’s ability to conduct its business in any location or present a material restriction on the conduct of the business of CPA14 or the CPA14 Subsidiaries.
     (iv) Except as set forth in Schedule 2.1(v)(iv) of the CPA14 Disclosure Letter, there are no indemnification agreements entered into by and between CPA14 and any director or officer of CPA14 or any of the CPA14 Subsidiaries, other than in respect of independent directors as may be required in connection with financing the CPA14 Properties.
     (w) State Takeover Statutes; Charter Waiver. CPA14 has taken all action necessary to exempt the transactions contemplated by this Agreement from operation of any “fair price,” “business combination,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar statute enacted under federal or state Laws of the United States or similar statute or regulation (a “Takeover Statute”). CPA14 and the CPA14 Board of Directors have taken all appropriate and necessary actions to waive or remove, or to exempt CPA16 and Merger Sub and their beneficial owners from triggering, any and all limitations on ownership of CPA14 Common Stock contained in the CPA14 Charter or CPA14 Bylaws by reason of the Merger and the other transactions contemplated by this Agreement.
     (x) Related Party Transactions. Except as expressly described in the CPA14 SEC Documents or as set forth in Schedule 2.1(x) of the CPA14 Disclosure Letter, there are no material arrangements, agreements or contracts entered into by CPA14 or any of the CPA14 Subsidiaries, on the one hand, and any Person who is an officer, director or Affiliate of CPA14 or any CPA14 Subsidiary, any relative of the foregoing or an entity of which any of the foregoing is an Affiliate, on the other hand. Copies of any such documents have been previously provided to CPA16.
Section 2.2. Representations and Warranties of CPA16 and Merger Sub. CPA16 and Merger Sub represent and warrant to CPA14 that, except as disclosed in the CPA16 / Merger Sub disclosure letter dated as of the date of this Agreement and delivered to CPA14 in connection with the execution hereof (the “CPA16 Disclosure Letter”):
     (a) Organization, Standing and Corporate Power. Each of CPA16 and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of CPA16 and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have, or would not be reasonably likely to have, a CPA16 Material Adverse Effect.

     (b) Capital Structure.
     (i) As of the date of this Agreement, the authorized capital stock of CPA16 consists of 250,000,000 shares of CPA16 Common Stock, 126,071,731 shares of which are issued and outstanding. All outstanding shares of CPA16 Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right. All dividends or distributions on securities of CPA16 or any CPA16 Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full.
     (ii) Except as permitted under this Agreement or as set forth in Schedule 2.2(b)(ii) of the CPA16 Disclosure Letter, there are issued and outstanding or reserved for issuance: (1) no shares of stock, Voting Debt or other voting securities or equity securities of CPA16 or Merger Sub; (2) no securities of CPA16 or any CPA16 Subsidiary or securities or assets of any other entity convertible into or exchangeable for shares of stock, Voting Debt or other voting securities or equity securities of CPA16 or any CPA16 Subsidiary; and (3) no subscriptions, options, warrants, conversion rights, calls, performance stock awards, stock appreciation rights or phantom stock rights, rights of first refusal, rights (including preemptive rights), commitments or arrangements or agreements to which CPA16 or any CPA16 Subsidiary is a party or by which it is bound obligating CPA16 or any CPA16 Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of stock, Voting Debt or other voting securities of CPA16 or of any CPA16 Subsidiary, or obligating CPA16 or any CPA16 Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, call, performance stock award, stock appreciation right or phantom stock right, right of first refusal, right, commitment or arrangement or agreement.
     (iii) Except as set forth in Schedule 2.2(b)(iii) of the CPA16 Disclosure Letter, no holder of securities in CPA16 or any CPA16 Subsidiary has any right to have such securities registered under the Securities Act or under any state securities Laws by CPA16 or any CPA16 Subsidiary, as the case may be. All prior issuances of securities by CPA16 or any CPA16 Subsidiary were, in all respects, made in compliance with all applicable federal and state securities Laws.
     (iv) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, 100 shares of which are issued and outstanding. All 100 issued and outstanding shares of Merger Sub common stock are duly authorized, validly issued, fully paid and nonassessable and are owned by CPA16 free and clear of any Liens.
     (c) Authority; No Violations; Consents and Approval.
     (i) The CPA16 Special Committee, at a meeting duly called and held, unanimously (A) determined that this Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, the Alternate Merger, the Reorganization and an amendment to the articles of incorporation of CPA16 (“CPA16 Charter”) to increase the authorized capital stock of CPA16 to 400,000,000 shares of CPA16 Common Stock (the “CPA16 Capital Increase”) are in the best interests of CPA16 and the stockholders of CPA16 and (B) recommended to the Board of Directors of CPA16 that it approve and declare advisable this Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, the Alternate Merger, the Reorganization and the CPA16 Capital Increase, upon the terms and conditions contained herein and therein. The Board of Directors of CPA16, including a majority of the independent directors and a majority of the directors who are not interested in the Merger, the Alternate Merger and the other transactions contemplated by the Transaction Documents, has duly approved and declared advisable the Merger, the Alternate Merger, the Reorganization, the CPA16 Capital Increase and the other transactions contemplated by the Transaction Documents and has authorized that the Alternate Merger, the Reorganization and the CPA16 Capital Increase be submitted for consideration at a special meeting (the “CPA16 Stockholder Meeting”) of the stockholders of CPA16 (the “CPA16 Stockholders”). Each of the Board of Directors of Merger Sub and CPA16, as the sole stockholder of Merger Sub, has duly approved the Merger. Each of CPA16 and Merger Sub has all requisite power and authority to enter into the Transaction Documents and, subject to receipt of the CPA16 Stockholder Approvals, to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been, or when executed will have been, duly authorized by all necessary action on the part of CPA16, subject to receipt of the CPA16 Stockholder Approvals, and Merger Sub, and are enforceable in accordance with their terms, subject to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
     (ii) Assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Schedule 2.2(c)(ii) of the CPA16 Disclosure Letter are duly and timely obtained or made and the CPA16 Stockholder Approvals have been obtained, the execution and delivery of the Transaction Documents by CPA16 and Merger Sub do not, and the consummation of the transactions contemplated thereby, and compliance with the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of CPA16 or Merger Sub under or require the consent or approval of any third party under, any provision of (A) the CPA16 Charter or the bylaws of CPA16 (the “CPA16 Bylaws”) (with respect to CPA16) or the Merger Sub Charter or the Merger Sub Bylaws (with respect to Merger Sub), (B) any CPA16 Material Contract or (C) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to CPA16 or Merger Sub, or any of their respective properties or assets, other than, in the case of clauses (B) or (C), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not reasonably be expected to have a CPA16 Material Adverse Effect.
     (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity, is required by or with respect to CPA16 or any of the CPA16 Subsidiaries in connection with the execution and delivery of the Transaction Documents by CPA16 or Merger Sub or the consummation by CPA16 or Merger Sub or the applicable CPA16 Subsidiaries of the transactions contemplated thereby, except for: (A) the filing with the SEC of (1) (a) the Joint Proxy Statement/Prospectus or (b) other documents otherwise required in connection with the transactions contemplated hereby and (2) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act, as may be required in connection with the Transaction Documents and the transactions contemplated thereby; (B) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT; (C) the filing of articles of amendment to the CPA16 Charter to effect the CPA16 Capital Increase with, and the acceptance for record of such articles of amendment by, the SDAT; (D) such filings and approvals as may be required by any applicable Environmental Laws; and (E) any such consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make individually or in the aggregate, would not reasonably be expected to have a CPA16 Material Adverse Effect.
     (d) SEC Documents.
     (i) CPA16 has made available to CPA14 (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by CPA16 with the SEC since January 1, 2007 (the “CPA16 SEC Documents”) which are all of the documents required to have been filed by CPA16 with the SEC since that date. As of their respective dates, the CPA16 SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the SOX Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such CPA16 SEC Documents and none of the CPA16 SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later CPA16 SEC Documents filed and publicly available prior to the date of this Agreement. CPA16 does not have any outstanding and unresolved comments from the SEC with respect to the CPA16 SEC Documents. The consolidated financial statements of CPA16 and CPA16 Subsidiaries included in the CPA16 SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of CPA16 and the CPA16 Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of CPA16 and the CPA16 Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later CPA16 SEC Documents filed and publicly available prior to the date of this Agreement. No CPA16 Subsidiary is required to make any filing with the SEC.
     (ii) CPA16 maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) access to assets is permitted only in accordance with management’s general or specific authorization and (C) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     (iii) CPA16’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that (A) all information (both financial and non-financial) required to be disclosed by CPA16 in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (B) all such information is accumulated and communicated to CPA16’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of CPA16 required under the Exchange Act with respect to such reports.
     (iv) Since December 31, 2009, CPA16 has not received any notification of (A) a “significant deficiency” or (B) a “material weakness” in CPA16’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.
     (e) Absence of Certain Changes or Events. Except as disclosed or reflected in the CPA16 SEC Documents filed with the SEC prior to the date of this Agreement or as disclosed in Schedule 2.2(e) of the CPA16 Disclosure Letter, since December 31, 2009 there has not been: (i) (A) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to any of CPA16’s capital stock except for regular quarterly dividends on the CPA16 Common Stock; (B) any amendment of any term of any outstanding equity security of CPA16 or any CPA16 Subsidiary; (C) any repurchase, redemption or other acquisition by CPA16 or any CPA16 Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, CPA16 or any CPA16 Subsidiary, except pursuant to CPA16’s regular redemption program; (D) any change in any method of accounting or accounting practice or any Tax method, practice or election by CPA16 or any CPA16 Subsidiary that would materially adversely affect its assets, liabilities or business, except insofar as may have been required by a change in applicable Law or GAAP; (E) any CPA16 Material Adverse Effect, or (F) any incurrence, assumption or guarantee by CPA16 or any CPA16 Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices.
     (f) No Undisclosed Material Liabilities. Except as disclosed in the CPA16 SEC Documents, as set forth in Schedule 2.2(f) of the CPA16 Disclosure Letter or as otherwise would not reasonably be expected to have a CPA16 Material Adverse Effect, there are no liabilities of CPA16 or any CPA16 Subsidiary of a nature that would be required under GAAP to be set forth on the financial statements of CPA16 or the notes thereto, other than: (i) liabilities adequately provided for on the balance sheet of CPA16 dated as of December 31, 2009 (including the notes thereto) as required by GAAP, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement or (iii) liabilities incurred in the ordinary course of business subsequent to December 31, 2009.
     (g) No Default. Neither CPA16 nor Merger Sub is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the CPA16 Charter or the CPA16 Bylaws or the Merger Sub Charter or the Merger Sub Bylaws, as applicable, (ii) any loan or credit agreement, note, or any bond, mortgage or indenture, to which CPA16 or Merger Sub is a party or by which CPA16, Merger Sub or any of their respective properties or assets is bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to CPA16 or Merger Sub, except in the case of (ii) and (iii) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a CPA16 Material Adverse Effect.
     (h) Compliance with Applicable Laws; Regulatory Matters. Except for environmental matters, which are addressed in Section 2.2(n), CPA16 and the CPA16 Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “CPA16 Permits”), except where the failure so to hold such CPA16 Permits, individually or in the aggregate, would not reasonably be expected to have a CPA16 Material Adverse Effect. CPA16 and the CPA16 Subsidiaries are in compliance with the terms of the CPA16 Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a CPA16 Material Adverse Effect. Except as disclosed in the CPA16 SEC Documents, the businesses of CPA16 and the CPA16 Subsidiaries are not being conducted in violation of any Law, except for violations which, individually or in the aggregate, would not reasonably be expected to have a CPA16 Material Adverse Effect. No investigation or review by any Governmental Entity with respect to CPA16 or any CPA16 Subsidiary is pending or, to CPA16’s Knowledge, threatened, other than those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a CPA16 Material Adverse Effect. Neither CPA16 nor any CPA16 Subsidiary is subject to any order, writ, injunction, decree, statute, rule or regulation that would, individually or in the aggregate, reasonably be expected to have a CPA16 Material Adverse Effect. Neither CPA16 nor Merger Sub is subject to any judgment, decree, injunction, rule or order of any Governmental Entity that prohibits or would reasonably be expected to prohibit any of the transactions contemplated hereby. Neither CPA16 nor Merger Sub has taken any action, nor have any other steps been taken or have any legal proceedings been commenced, nor to the Knowledge of CPA16, threatened, against CPA16 or Merger Sub, for the winding up, liquidation or dissolution of CPA16 or Merger Sub.
     (i) Litigation. Except as disclosed in Schedule 2.2(i) of the CPA16 Disclosure Letter or the CPA16 SEC Documents, there is no suit, action or proceeding pending or, to the Knowledge of CPA16, threatened against or affecting CPA16 or any CPA16 Subsidiary or any of their respective properties or assets that, individually or in the aggregate, would reasonably be expected to have a CPA16 Material Adverse Effect, nor is there any such suit, action or proceeding pending against CPA16 or any CPA16 Subsidiary or any of their respective properties or assets which in any manner challenges or seeks to prevent or enjoin, alter or materially delay any of the transactions contemplated hereby.
     (j) Taxes.
     (i) Each of CPA16 and the CPA16 Subsidiaries has timely filed all material Tax Returns required to be filed by it (after giving effect to any valid extension to file). Each such Tax Return is true, correct and complete in all material respects. CPA16 and each CPA16 Subsidiary has paid (or CPA16 has paid on its behalf), all material Taxes required to be paid. All material Taxes which CPA16 or the CPA16 Subsidiaries are required by Law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use Taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities within the time period prescribed by Law. The most recent audited financial statements contained in the CPA16 SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve in accordance with GAAP for all material Taxes payable by CPA16 and the CPA16 Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. CPA16 and each CPA16 Subsidiary has established (and until the Closing Date shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all material Taxes not yet due and payable. Since December 31, 2010, CPA16 has incurred no liability for any material Taxes under Sections 857(b), 860(c) or 4981 of the Code, IRS Notice 88-19, Treasury Regulation Section 1.337(d)-5, or Treasury Regulation Section 1.337(d)-6 including, without limitation, any material Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither CPA16 nor any of the CPA16 Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sales of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon CPA16 or any CPA16 Subsidiary. Neither CPA16 nor any CPA16 Subsidiary is the subject of any audit, examination, or other proceeding in respect of federal income Taxes; to the Knowledge of CPA16, no audit, examination or other proceeding in respect of federal income Taxes involving CPA16 or any CPA16 Subsidiary is being considered by any Tax authority; and no audit, examination or proceeding in respect of federal income Taxes involving CPA16 or any CPA16 Subsidiary has occurred since December 31, 2005. No deficiencies for any Taxes have been asserted or assessed in writing (or to the Knowledge of CPA16 or any CPA16 Subsidiary, proposed) against CPA16 or any of the CPA16 Subsidiaries, including claims by any taxing authority in a jurisdiction where CPA16 or any CPA16 Subsidiary does not file Tax Returns but in which any of them is or may be subject to taxation, which individually or in the aggregate would be material, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending. There are no Liens for Taxes upon the assets of CPA16 or the CPA16 Subsidiaries except for statutory Liens for Taxes not yet due or payable and for which appropriate reserves have been established on their respective financial statements in accordance with GAAP.
     (ii) CPA16 (A) for each taxable year beginning with its taxable year ended on December 31, 2004, has been subject to taxation as a REIT within the meaning of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, consistent with the requirements for qualification and taxation as a REIT through the Effective Time and (C) has not taken or omitted to take any action which could reasonably be expected to result in the loss of its qualification as a REIT, and no such challenge is pending, or to CPA16’s Knowledge, threatened. Each CPA16 Subsidiary which is a partnership, joint venture or limited liability company has since its acquisition by CPA16 (A) been classified for federal income Tax purposes as a partnership or treated as a disregarded entity and not as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, and (B) not owned any assets (including, without limitation, securities) that would cause CPA16 to violate Section 856(c)(4) of the Code. Each CPA16 Subsidiary which is a corporation, and each other issuer of securities in which CPA16 holds securities (within the meaning of Section 856(c) of the Code but excluding “straight debt” of issuers as described in Section 856(m) of the Code) having a value of more than 10 percent of the total value, or more than 10 percent of the total voting power, of the outstanding securities of such issuer, has since its acquisition by CPA16 been a REIT, a qualified REIT subsidiary under Section 856(i) of the Code or a taxable REIT subsidiary under Section 856(l) of the Code or otherwise qualified as a “real estate asset” within the meaning of Section 856(c)(5)(B) of the Code. Neither CPA16 nor any CPA16 Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as announced in IRS Notice 88-19 or Treasury Regulation Section 1.337(d)-5 or Treasury Regulation Section 1.337(d)-6 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.
     (iii) As of the date of this Agreement, CPA16 does not have any earnings and profits attributable to CPA16 or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
     (iv) None of CPA16 or any of the CPA16 Subsidiaries is (A) subject, directly or indirectly, to any Tax Protection Agreement or (B) in violation of or in default under any Tax Protection Agreement.
     (v) As of the date hereof, CPA16 is a “domestically-controlled qualified investment entity” within the meaning of Section 897(h) of the Code.
     (vi) Neither CPA16 nor any CPA16 Subsidiary is a party to any Tax allocation or sharing agreement or has changed any method of accounting for Tax purposes.
     (vii) CPA16 does not have any liability for the Taxes of any person other than CPA16 and the CPA16 Subsidiaries and the CPA16 Subsidiaries do not have any liability for the Taxes of any person other than CPA16 and the CPA16 Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, (C) by contract or (D) otherwise.

     (viii) Neither CPA16 nor any CPA16 Subsidiary (x) has requested, received or is subject to any written ruling of a Governmental Entity related to Taxes or has entered into any written and legally binding agreement with a Governmental Entity relating to Taxes, (y) has engaged in any transaction of which it has made (or was required to make) disclosure to any Governmental Entity to avoid the imposition of any penalties related to Taxes, or (z) has participated in any transaction that could give rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the Treasury Regulations thereunder or any similar provision under applicable Law.
     (k) Pension and Benefit Plans; Employees. Except as set forth in the CPA16 SEC Documents, neither CPA16 nor any CPA16 Subsidiary maintains or has maintained any Employee Benefit Plans or has any obligations or liabilities in respect of Employee Benefit Plans. Neither CPA16 nor any CPA16 Subsidiary has any employees. None of the agreements to which CPA16 or any of the CPA16 Subsidiaries is a party would, individually or in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)) or would exceed the amount deductible pursuant to Section 162(m) of the Code.
     (l) Information Supplied. None of the information supplied or to be supplied by CPA16 or Merger Sub in writing for inclusion or incorporation by reference in the Form S-4, the Joint Proxy Statement/Prospectus or in any materials to be delivered by CPA16 or Merger Sub to potential financing sources in connection with the transactions contemplated by this Agreement will (a) in the case of the Form S-4, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) in the case of the Joint Proxy Statement/Prospectus, at the time of the mailing thereof or at the time the CPA16 Stockholder Meeting is to be held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (c) in the case of any materials to be delivered to potential financing sources in connection with the transactions contemplated by this Agreement, at the date such information is delivered, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will (with respect to CPA16, its officers and directors and the CPA16 Subsidiaries) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided that no representation is made as to statements made or incorporated by reference by CPA14.
     (m) Intangible Property. CPA16 and the CPA16 Subsidiaries own, possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of CPA16 and the CPA16 Subsidiaries (collectively, the “CPA16 Intangible Property”), except where the failure to possess or have adequate rights to use such properties, individually or in the aggregate, would not reasonably be expected to have a CPA16 Material Adverse Effect. All of the CPA16 Intangible Property is owned or licensed by CPA16 or the CPA16 Subsidiaries free and clear of any and all Liens, except those that, individually or in the aggregate, would not reasonably be expected to have a CPA16 Material Adverse Effect, and neither CPA16 nor any such CPA16 Subsidiary has forfeited or otherwise relinquished any CPA16 Intangible Property which forfeiture has resulted in, individually or in the aggregate, or would reasonably be expected to result in a CPA16 Material Adverse Effect. To the Knowledge of CPA16, the use of CPA16 Intangible Property by CPA16 or the CPA16 Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other Person, and there have been no claims made, and neither CPA16 nor any of the CPA16 Subsidiaries has received any notice of any claims or otherwise has Knowledge of any claims that any of the CPA16 Intangible Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the CPA16 Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that, individually or in the aggregate, would not reasonably be expected to have a CPA16 Material Adverse Effect.
     (n) Environmental Matters. Except as disclosed in Schedule 2.2(n) of the CPA16 Disclosure Letter, the CPA16 SEC Documents or in the environmental audits/reports listed therein or except as would not reasonably be expected to have a CPA16 Material Adverse Effect:
     (i) None of CPA16 or the CPA16 Subsidiaries has received written notice that any administrative or compliance order has been issued that is still in effect, any complaint has been filed that remains unresolved, any penalty has been assessed that has not been paid and any investigation or review is pending or threatened by any Governmental Entity with respect to any alleged failure by CPA16 or any CPA16 Subsidiary to have any permit required under any applicable Environmental Law or with respect to any Release by CPA16 or any CPA16 Subsidiary of any Hazardous Material in material violation of any Environmental Law.
     (ii) To the Knowledge of CPA16, except in material compliance with applicable Environmental Laws, (A) there are no asbestos-containing materials present on any property owned or operated by CPA16 or any CPA16 Subsidiary, (B) there are no regulated levels of PCBs present on any property owned or operated by CPA16 or any CPA16 Subsidiary, and (C) there are no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials currently present on any property owned or operated by CPA16 or any CPA16 Subsidiary.
     (iii) None of CPA16 or any CPA16 Subsidiary has received written notice of a claim, that has not been resolved, to the effect that it is liable to a third party, including a Governmental Entity, as a result of a Release of a Hazardous Material into the environment in material violation of any Environmental Law at any property currently or formerly owned, leased (including ground leases) or operated by CPA16 or a CPA16 Subsidiary.
     (iv) None of CPA16 or any CPA16 Subsidiary has received written notice of (A) any Liens arising under or pursuant to any applicable Environmental Law on any CPA16 Property or (B) any action taken which could subject any CPA16 Property to such Liens. To the Knowledge of CPA16, no such action is in process. CPA16 and the CPA16 Subsidiaries currently do not have any duty under any applicable Environmental Law to place any restriction relating to the presence of Hazardous Material at any CPA16 Property.
     (v) None of CPA16 or the CPA16 Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which, to the Knowledge of CPA16, is the subject of any action, suit or proceeding that could be reasonably expected to result in claims against CPA16 or the CPA16 Subsidiaries related to such Hazardous Material for clean-up costs, remedial work, damages to natural resources or personal injury claims, including but not limited to claims under CERCLA and the rules and regulations promulgated thereunder.
     (vi) CPA16 and the CPA16 Subsidiaries have made notification of Releases of a Hazardous Material where required by applicable Environmental Law, and no property now or, to the Knowledge of CPA16, previously owned, leased (including ground leases) or operated by

CPA16 or the CPA16 Subsidiaries is listed or, to the Knowledge of CPA16, proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar list of sites under any Environmental Law of any other Governmental Entity where such listing requires active investigation or clean-up.
     (vii) CPA16 and the CPA16 Subsidiaries have not entered into any agreements to provide indemnification to any third party purchaser pursuant to Environmental Laws in relation to any property or facility previously owned or operated by CPA16 and the CPA16 Subsidiaries.
     (viii) None of CPA16 or the CPA16 Subsidiaries has in its possession or control any environmental assessment or investigation reports prepared within the last four years that (A) have not been provided to CPA14 prior to the execution of this Agreement and (B) disclose a material environmental condition with respect to the CPA16 Properties which is not being addressed or remediated or has not been addressed or remediated or been made the subject of an environmental insurance policy listed in Schedule 2.2(p) of the CPA16 Disclosure Letter, except for such reports that reflect the results of an asbestos survey and/or abatement work performed in the ordinary course of renovation or demolition activities.
     (o) Properties.
     (i) (A) Except as listed in Schedule 2.2(o)(i) of the CPA16 Disclosure Letter, CPA16 or a CPA16 Subsidiary owns fee simple title to or has a valid leasehold interest in, or has an interest (directly or indirectly) in an entity that owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected on the most recent balance sheet of CPA16 included in the CPA16 SEC Documents and as identified in Schedule 2.2(o)(i) of the CPA16 Disclosure Letter (each, a “CPA16 Property” and collectively, the “CPA16 Properties”), which are all of the real estate properties owned or leased by them, in each case free and clear of Liens except for (1) debt and other matters identified on Schedule 2.2(o)(i) of the CPA16 Disclosure Letter, (2) inchoate mechanics’, workmen’s, repairmen’s and other inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (3) mechanics’, workmen’s and repairmen’s Liens (other than inchoate Liens for work in progress) which have heretofore been bonded or insured, and landlord liens, (4) all matters (x) disclosed on existing title policies or (y) as would be disclosed on current title reports, legal due diligence reports, landlord waivers, zoning reports or surveys and would not have a material adverse effect on the value or use of the affected property (excluding outstanding indebtedness), (5) real estate Taxes and special assessments not yet due and payable which are being contested in good faith in the ordinary course of business, and (6) Liens that would not cause a material adverse effect on the value or use of the affected property;
     (B) except as would not reasonably be expected to have a material adverse effect on the value or use of the affected property, the CPA16 Properties are not subject to any rights of way, written agreements, Laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, “CPA16 Property Restrictions”), except for (1) CPA16 Property Restrictions imposed or promulgated by Law with respect to real property, including zoning regulations, which would not reasonably be expected to have a material adverse effect on the value or use of the affected property, (2) CPA16 Leases, landlord liens, easement agreements and all matters disclosed on existing title policies, title reports, legal due diligence reports, landlord waivers, zoning reports or surveys or as would be disclosed on current title policies, title reports, legal due diligence reports, landlord waivers, zoning reports or surveys and which would not reasonably be expected to have a material adverse effect on the value or use of the affected property (excluding outstanding indebtedness) and (3) real estate Taxes and special assessments;
     (C) except as would not reasonably be expected to have a material adverse effect on the value or use of the affected property, none of CPA16 or a CPA16 Subsidiary has received written notice to the effect that there are any (1) condemnation or rezoning proceedings that are pending or, to the Knowledge of CPA16 and the CPA16 Subsidiaries threatened, with respect to any material portion of any of the CPA16 Properties or (2) zoning, building or similar Laws or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the CPA16 Properties or by the continued maintenance, operation or use of the parking areas located thereon or appurtenant thereto or used in connection therewith;
     (D) except as would not reasonably be expected to have a material adverse effect on the value or use of the affected property, none of CPA16 or any CPA16 Subsidiary has received written notice that it is currently in default or violation of any CPA16 Property Restrictions;
     (E) except for the owners of the CPA16 Properties in which CPA16, any CPA16 Subsidiary or any joint venture involving CPA16 or the CPA16 Subsidiaries has a leasehold interest, no Person (other than CPA16, a CPA16 Subsidiary or any joint venture involving CPA16 or the CPA16 Subsidiaries) has any ownership interest in any of the CPA16 Properties; and
     (F) except as listed on Schedule 2.2(o)(i)(F) of the CPA16 Disclosure Letter, all equity interests held by CPA16 or a CPA16 Subsidiary in entities which directly or indirectly own or lease CPA16 Properties are so held free and clear of Liens.
     (ii) Except, individually or in the aggregate, as would not reasonably be expected to have a CPA16 Material Adverse Effect, all properties currently under development or construction by CPA16 or the CPA16 Subsidiaries and all properties currently under contract for acquisition, sale or transfer, development or commencement of construction as of the date of this Agreement by CPA16 and the CPA16 Subsidiaries are listed as such in Schedule 2.2(o)(ii) of the CPA16 Disclosure Letter.
     (iii) Schedule 2.2(o)(iii) of the CPA16 Disclosure Letter sets forth the rent roll for each of the CPA16 Properties (the “CPA16 Rent Roll”) as of November 30, 2010, including any leases which have been executed for which the term has not yet commenced. Except as disclosed in Schedule 2.2(o)(iii) of the CPA16 Disclosure Letter and for discrepancies that, either individually or in the aggregate, would not reasonably be expected to have a CPA16 Material Adverse Effect, (1) the information set forth in the CPA16 Rent Roll is true, correct and complete as of the date thereof; (2) no brokerage fees, commissions or any similar payments are owed or payable by the lessor under any of the leases listed on the CPA16 Rent Roll (the “CPA16 Leases”) to any third party in connection with the existence or execution thereof, or in connection with any renewal, expansion or extension of any CPA16 Lease which has occurred prior to, or may occur after, the date hereof; (3) to the Knowledge of CPA16, all work to be performed by any party to any of the CPA16 Leases has been completed and fully paid for; (4) except in the ordinary course of business, no tenants under the CPA16 Leases are entitled to any free rent, abatement of rent or similar concession, nor to CPA16’s Knowledge, to any claim of any offset or defense against the payment of rent; (5) no person other than those identified on the CPA16 Rent

Roll (and those claiming by, through or under them) is in occupancy of any portion of any CPA16 Property; (6) each CPA16 Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to CPA16 and the CPA16 Subsidiaries, as applicable, and, to the Knowledge of CPA16, each of the other parties thereto; and (7) there are no material defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause a material default) under any CPA16 Lease by CPA16 or any CPA16 Subsidiary, or, to the Knowledge of CPA16, any of the other parties thereto.
     (iv) Schedule 2.2(o)(iv) of the CPA16 Disclosure Letter lists (1) all agreements existing as of the date of this Agreement to which CPA16 or any CPA16 Subsidiary is a party providing (x) for the sale of, or option to sell, any CPA16 Property or the purchase of, or option to purchase, by CPA16 or any CPA16 Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof or (y) all rights of first offer and rights of first refusal with regard to any CPA16 Properties and (2) all tenants of CPA16 Properties who have been granted early termination rights with respect to their lease obligations.
     (v) Schedule 2.2(o)(v) of the CPA16 Disclosure Letter contains a list, as of the date of this Agreement, of (A) all unfunded capital improvements required to have been conducted by CPA16 or any CPA16 Subsidiary in excess of $750,000 in any instance, (B) all outstanding leasing commissions in excess of $750,000 in any instance and (C) all committed capital expenditures in excess of $750,000 in any instance.
     (p) Insurance. Schedule 2.2(p) of the CPA16 Disclosure Letter sets forth a complete list as of the date of this Agreement of all insurance policies (but excluding title insurance policies) which CPA16 or any CPA16 Subsidiary maintains with respect to its respective businesses or properties. CPA16 has not been informed that any such policies are not in full force and effect in all material respects, as of the date of this Agreement. All premiums due and payable by CPA16 or any CPA16 Subsidiary thereof under each such policy obtained by CPA16 or any CPA16 Subsidiary have been paid.
     (q) Opinion of Financial Advisor. The Board of Directors of CPA16 has received the opinion of Deutsche Bank Securities Inc. dated as of the date of this Agreement, to the effect that, among other things, as of the date hereof, the Merger Consideration is fair from a financial point of view to the unaffiliated holders of CPA16 Common Stock, which opinion will be made available to CPA14 solely for informational purposes as promptly as practicable following receipt thereof by CPA16. CPA16 has been advised that Deutsche Bank Securities Inc. will permit the inclusion of the opinion in its entirety and, subject to prior review and consent by Deutsche Bank Securities Inc., a reference to the opinion in the Form S-4 and the Joint Proxy Statement/Prospectus.
     (r) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of CPA16 Common Stock is the only vote of holders of securities of CPA16 required to approve each of the Alternate Merger, the Reorganization, the CPA16 Capital Increase and the other transactions contemplated by the Transaction Documents (the “CPA16 Stockholder Approvals”). The Merger does not require the approval of the CPA16 Stockholders.
     (s) Brokers. Except for the fees and expenses payable to Deutsche Bank Securities Inc. (which fees have been disclosed to CPA14), no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of CPA16 or any CPA16 Subsidiary. CPA16 has previously provided CPA14 with a true and complete copy of the engagement letter with Deutsche Bank Securities Inc. as in effect on the date hereof, pursuant to which such fees and expenses are payable, and the amounts payable by CPA16 pursuant to such letter shall not have been increased between the date of this Agreement and the Closing Date.
     (t) Investment Company Act of 1940. Neither CPA16 nor any of the CPA16 Subsidiaries is, or after giving effect to the transactions contemplated by this Agreement will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.
     (u) Contracts.
     (i) Except as set forth in Schedule 2.2(u)(i) of the CPA16 Disclosure Letter or in the CPA16 SEC Documents, each CPA16 Material Contract is valid, binding and enforceable in accordance with its terms and in full force and effect with respect to CPA16 and the CPA16 Subsidiaries, as applicable, and, to the Knowledge of CPA16, each of the other parties thereto, except where such failure to be so valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a CPA16 Material Adverse Effect, and there are no defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) under any CPA16 Material Contract by CPA16 or any CPA16 Subsidiary, or, to the Knowledge of CPA16, any of the other parties thereto, except for those defaults that would not, individually or in the aggregate, reasonably be expected to have a CPA16 Material Adverse Effect. For purposes of this Agreement, “CPA16 Material Contracts” shall mean (A) any partnership, limited liability company or joint venture agreement between CPA16 or any CPA16 Subsidiary, on the one hand, and a third party, on the other hand, (B) any capitalized lease obligations and other indebtedness to any Person, other than individual items of indebtedness in a principal amount less than $1,000,000, (C) each material commitment, contractual obligation, borrowing, capital expenditure or transaction entered into by CPA16 or any CPA16 Subsidiary which may result in total payments by or liability of CPA16 or any CPA16 Subsidiary in excess of $1,000,000, (D) any other agreements filed or required to be filed as exhibits to the CPA16 SEC Documents pursuant to Item 601(b)(10) of Regulation S K of Title 17, Part 229 of the Code of Federal Regulations, (E) any interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction to which CPA16 or any CPA16 Subsidiary is a party or an obligor with respect thereto, (F) the CPA16 Leases with respect to the five largest CPA16 Tenants measured by lease revenue, and (G) any agreement, commitment, instrument or obligation of a type described in Sections 2.2(u)(ii) through 2.2(u)(iv); in each case including all amendments, modifications and supplements to such CPA16 Material Contracts and all side letters to which CPA16 or any CPA16 Subsidiary is a party affecting the obligations of any party thereunder.
     (ii) The Merger and the other transactions contemplated by the Transaction Documents will not trigger any due-on-sale provision on any mortgages, except as set forth in Schedule 2.2(u)(ii) of the CPA16 Disclosure Letter.
     (iii) Except for those agreements set forth in Schedule 2.2(u)(iii) of the CPA16 Disclosure Letter or agreements in which CPA16 agrees not to sell a CPA16 Property to a competitor of the CPA16 Property’s current tenant, there are no non-competition agreements or other contracts or agreements that contain covenants that restrict CPA16’s or any CPA16 Subsidiary’s ability to conduct its business in any location or present a material restriction on the conduct of the business of CPA16 or the CPA16 Subsidiaries.
     (iv) Except as set forth in Schedule 2.2(u)(iv) of the CPA16 Disclosure Letter, there are no indemnification agreements entered into by and between CPA16 and any director or officer of CPA16 or any of the CPA16 Subsidiaries, other than in respect of independent directors as may be required in connection with financing the CPA16 Properties.
     (v) Related Party Transactions. Except as expressly described in the CPA16 SEC Documents or as set forth in Schedule 2.2(v) of the CPA16 Disclosure Letter, there are no material arrangements, agreements or contracts entered into by CPA16 or any of the CPA16 Subsidiaries, on the one hand, and any Person who is an officer, director or Affiliate of CPA16 or any CPA16 Subsidiary, any relative of the foregoing or an entity of which any of the foregoing is an Affiliate, on the other hand. Copies of any such documents have been previously provided to CPA14.
     (w) Transaction Financing.
     (i) True, correct and complete copies of the executed debt commitment letters from Bank of America, N.A., the sole administrative agent and lead arranger for a $300,000,000 Senior Secured Revolving Credit Facility (the “Senior Credit Facility”), and the other banks acting as syndicate lenders, are attached hereto as Exhibit F (the “Commitment Letters”), pursuant to which the financing sources described therein have agreed to lend to CPA16, on the terms and subject to the conditions set forth therein, the debt amounts set forth therein. The Senior Credit Facility will be used by CPA16 (A) to finance a portion of the Cash Consideration (the “Debt Financing”), (B) to repay certain property level indebtedness as described on Schedule 2.2(w)(i) and (C) for general corporate and working capital purposes, in each case in such amounts as determined by CPA16 and CAM in their reasonable commercial discretion.
     (ii) The Commitment Letters are in full force and effect and are valid and enforceable against the parties thereto in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law). The obligations of the financing sources to fund their respective commitments under the Commitment Letters are not subject to any conditions other than as set forth in the Commitment Letters. As of the date of this Agreement, to the Knowledge of CPA16, no event has occurred that (with or without notice, lapse of time, or both) would reasonably be expected to constitute a breach or default under the Commitment Letters by CPA16. CPA16 has no Knowledge of any facts or circumstances that are reasonably likely to result in any of the conditions set forth in the Commitment Letters not being satisfied or the funding contemplated in the Commitment Letters not being made available to CPA16 on a timely basis in order to consummate the transactions contemplated by this Agreement. As of the date of this Agreement, the Commitment Letters have not been amended or modified and the commitments contained in such letters have not been withdrawn or rescinded in any respect. CPA16 or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Commitment Letters that are payable on or prior to the date of this Agreement.
     (iii) The cash on hand and available to CPA14 and CPA16, the Debt Financing and the Equity Financing (described in Section 4.3(d)), taken together, will be sufficient for CPA16 to pay (A) the aggregate cash portion of the Merger Consideration to CPA14 Stockholders who elect to receive cash pursuant to Section 1.6(a)(ii) and cash in lieu of fractional shares pursuant to Section 1.9(i), provided that CPA14 Stockholders holding not more than 50% of the outstanding CPA14 Common Stock elect to receive Cash Consideration in the Merger in accordance with this Agreement and the Joint Proxy Statement/Prospectus, (B) any amounts that may be payable to Dissenting Stockholders, and (C) the fees and expenses of CPA14, CPA16 and Merger Sub incurred in connection with the transactions contemplated by this Agreement ((A), (B) and (C)

being collectively referred to herein as the “Required Cash Amounts”). As of the date of this Agreement, there are no side letters or other agreements, arrangements or understandings relating to the Debt Financing to which CPA16 or any of its Affiliates is a party.
     Section 2.3. Representations and Warranties of W. P. Carey. W. P. Carey represents and warrants to CPA14, CPA16 and Merger Sub that:
     (a) Organization, Standing and Corporate Power. W. P. Carey is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to carry on its business as now being conducted. W. P. Carey is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on W. P. Carey’s ability to perform its obligations under this Agreement and the other Transaction Documents to which it is a party.
     (b) Authority; No Violations; Consents and Approval.
     (i) W. P. Carey has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby (including, without limitation, the Equity Financing). The execution and delivery of this Agreement and the other Transaction Documents to which W. P. Carey is a party and the consummation of the transactions contemplated hereby and thereby have been, or when executed will have been, duly authorized by all necessary action on the part of W. P. Carey and are enforceable in accordance with their terms, subject to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
     (ii) The execution and delivery of this Agreement and the other Transaction Documents to which W. P. Carey is a party and the consummation by W. P. Carey of the transactions contemplated hereby and thereby, and compliance with the provisions thereof, will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of W. P. Carey under or require the consent or approval of any third party under, any provision of (A) W. P. Carey’s certificate of formation, bylaws or limited liability company agreement, (B) any material contract to which W. P. Carey is a party or (C) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to W. P. Carey, or any of its properties or assets, other than, in the case of clauses (B) or (C), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on W. P. Carey’s ability to perform its obligations under this Agreement and the other Transaction Documents to which it is a party.
     (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity, is required by or with respect to W. P. Carey or any of its Subsidiaries in connection with the execution and delivery by W. P. Carey of this Agreement and the other Transaction Documents to which W. P. Carey is a party or the consummation by W. P. Carey of the transactions contemplated hereby and thereby, except for: (A) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act, as may be required in connection with this Agreement and the other Transaction

Documents to which W. P. Carey is a party and the transactions contemplated hereby and thereby; and (B) any such consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make individually or in the aggregate, would not reasonably be expected to have a material adverse effect on W. P. Carey’s ability to perform its obligations under this Agreement and the other Transaction Documents to which it is a party.
ARTICLE III
COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER
     Section 3.1. Conduct of Business by CPA14.
     (a) During the period from the date of this Agreement to the Effective Time, CPA14 shall, and shall cause each of the CPA14 Subsidiaries to, use all commercially reasonable efforts to carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with applicable Law and, to the extent consistent herewith, use commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and CPA14’s qualification as a REIT within the meaning of the Code. CPA14 will promptly notify CPA16 of any litigation involving CPA14 having, to the Knowledge of CPA14, a reasonable likelihood of potential liability to CPA14 or any of the CPA14 Subsidiaries in excess of $100,000 or any complaint, investigation or hearing, of which CPA14 has Knowledge, by a Governmental Entity involving CPA14 or any of the CPA14 Subsidiaries.
     (b) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with Section 7.1 and the Effective Time, except (i) as disclosed on Schedule 3.1 of the CPA14 Disclosure Letter, (ii) as otherwise contemplated by this Agreement, (iii) in connection with the steps taken to implement the Reorganization or (iv) to the extent consented to by CPA16, which consent shall not be unreasonably withheld, conditioned or delayed, CPA14 and any of the CPA14 Subsidiaries shall not engage in, authorize or agree to any of the following:
     (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any CPA14 Common Stock or stock or other equity interests in any CPA14 Subsidiary that is not directly or indirectly wholly-owned by CPA14, except (1) the authorization and payment of regular quarterly dividends with respect to the CPA14 Common Stock (not to exceed $0.20010 per share per quarter), provided that CPA14 shall notify CPA16 of the proposed record date for any such distribution prior to such date, (2) the authorization and payment of the CPA14 Special Distribution, or (3) any distribution (or an increase in a distribution) by CPA14 that is necessary for CPA14 to maintain its REIT qualification, avoid the incurrence of any Taxes under Section 857 of the Code, avoid the imposition of any excise Taxes under Section 4981 of the Code, or avoid the need to make one or more extraordinary or disproportionately larger distributions to meet any of the objectives in this clause (3), provided that CPA14 shall provide CPA16 with evidence, reasonably satisfactory to CPA16, that such distribution is necessary, (B) split, combine or reclassify any CPA14 Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of CPA14 Common Stock or (C) purchase, redeem or otherwise acquire any CPA14 Common Stock or any options, warrants or rights to acquire, or security convertible into, shares of CPA14 Common Stock other than qualified redemptions pending as of the date of this Agreement;
     (ii) issue, deliver, sell, grant, pledge or encumber or agree to issue, deliver, sell, grant, pledge or encumber any stock, Voting Debt or other voting securities or equity securities of

CPA14 (including any CPA14 Common Stock) or any CPA14 Subsidiary or any option or other material right in respect of any CPA14 Common Stock, capital stock, any other voting or redeemable securities of CPA14 or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities, except (A) to CPA14 or a wholly-owned CPA14 Subsidiary, (B) pursuant to CPA14’s distribution reinvestment and share purchase plan; provided that the purchase price for any shares of CPA14 Common Stock issued pursuant to such distribution reinvestment and share purchase plan is not less than the Cash Consideration or (C) pursuant to the advisory agreement between CPA14 and CAM (the “CPA14 Advisory Agreement”);
     (iii) amend the CPA14 Charter or CPA14 Bylaws, except as required by this Agreement or applicable Law;
     (iv) exempt any Person, other than CPA16 and Merger Sub or any of their Affiliates or Subsidiaries or, if applicable, any Person that enters into a definitive agreement with CPA14 or any CPA14 Subsidiary in connection with a Superior Competing Transaction, from any limits or restrictions contained in the CPA14 Charter or CPA14 Bylaws with respect to the ownership of any equity securities of CPA14;
     (v) except as set forth on Schedule 3.1(b)(v) of the CPA14 Disclosure Letter, merge, consolidate or enter into any other similar extraordinary corporate transaction with any Person; acquire or agree to acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity; or purchase any equity interest in, or all or substantially all of the assets of, any Person or any division or business thereof;
     (vi) except for transactions in the ordinary course of business consistent with past practice and as set forth on Schedule 3.1(b)(vi) of the CPA14 Disclosure Letter, (A) make any capital expenditures; (B) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a “Commitment”) for the acquisition of any real property or other transaction involving nonrefundable deposits; (C) commence construction of, or enter into any Commitment to develop or construct, other real estate projects; (D) incur additional indebtedness (secured or unsecured); or (E) make any loans, advances, capital contributions or investments in any other Person;
     (vii) (A) except for transactions in the ordinary course of business consistent with past practice, (i) mortgage, lease or subject to Lien any of the CPA14 Properties, (ii) pledge or otherwise encumber CPA14 Common Stock or (iii) sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal or intangible property, and (B) except as set forth on Schedule 3.1(b) (vii) of the CPA14 Disclosure Letter, directly or indirectly, sell or otherwise dispose of any of the CPA14 Properties or any equity interests in a CPA14 Subsidiary;
     (viii) guarantee the indebtedness of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing other than in the ordinary course of business consistent with past practice;
     (ix) (A) prepay, refinance or amend any existing indebtedness other than, in the case of refinancings and amendments, on terms more favorable than the terms of the existing indebtedness other than in the ordinary course of business consistent with past practice or (B) pay, discharge or satisfy any claims, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities reflected or reserved against in the balance sheet of CPA14 dated as of December 31, 2009;
     (x) make or rescind any express or deemed election relating to Taxes (unless CPA14 reasonably determines after consultation with CPA16 that such action is required by Law or necessary to preserve CPA14’s qualification as a REIT or any other CPA14 Subsidiary which files Tax Returns as a partnership for federal Tax purposes, in which event CPA14 shall make such election in a timely manner); provided that nothing in this Agreement shall preclude CPA14 from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code, with the prior written consent of CPA16, which will not be unreasonably withheld;
     (xi) (A) change in any material respect that is adverse to CPA14 any of its methods, principles or practices of accounting (including any method of accounting for Tax purposes) in effect or (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises relating to Taxes on real property or sales Taxes in an amount not to exceed, individually or in the aggregate, $100,000, or change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ended December 31, 2009, except as to clauses (A) and (B) as may be required by the SEC, applicable Law or GAAP;
     (xii) except as set forth on Schedule 3.1(b)(xii) of the CPA14 Disclosure Letter, waive, release, assign, settle or compromise any pending or threatened litigation, action or claim, including any shareholder derivative or class action claims other than settlements or compromises for litigation providing solely for the payment of money damages where the amount paid (after reduction by any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves), in settlement or compromise, exceeds, individually or in the aggregate, $100,000, except where such settlement or compromise provides for a complete release of CPA14 and each applicable CPA14 Subsidiary for all claims and which do not provide for any admission of liability by CPA14 or any CPA14 Subsidiary;
     (xiii) adopt any Employee Benefit Plan, incentive plan, severance plan, bonus plan, change in control, retention, retirement, health, life, disability, compensation or special remuneration plan, share option or similar plan, program, policy or arrangement, grant new share options, shares of restricted stock, share appreciation rights or other equity-based awards, or enter into any employment, severance, change in control, termination or retention agreement or any similar agreement or arrangement;
     (xiv) enter into or amend or otherwise modify any material agreement or arrangement with persons that are Affiliates or, as of the date of this Agreement, are officers or directors of CPA14 or any CPA14 Subsidiary;
     (xv) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of CPA14;
     (xvi) except as set forth on Schedule 3.1(b)(xvi) of the CPA14 Disclosure Letter, amend or terminate, or waive compliance with the terms of, or breaches under, any CPA14 Material Contract or enter into a new contract, agreement or arrangement that, if entered into prior to the date of this Agreement, would have been required to have been listed in

Schedule 2.1(v)(i) of the CPA14 Disclosure Letter and after giving effect to the Merger would have a CPA14 Material Adverse Effect;
     (xvii) enter into, assume or acquire any asset subject to any Tax Protection Agreement;
     (xviii) take any action or fail to take any action that could reasonably be expected to prevent, materially delay or materially impede the ability of the parties to consummate the Merger or that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code (other than allowing CPA14 stockholders to elect the consideration to be received in the Merger) pursuant to this Agreement and the Joint Proxy Statement/Prospectus; or
     (xix) authorize, commit or agree to take, or take any action inconsistent with any of the foregoing.
     Section 3.2. Conduct of Business by CPA16.
     (a) During the period from the date of this Agreement to the Effective Time, CPA16 shall, and shall cause each of the CPA16 Subsidiaries to, use all commercially reasonable efforts to carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with applicable Law and, to the extent consistent herewith, use commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and CPA16’s qualification as a REIT within the meaning of the Code. CPA16 will promptly notify CPA14 of any litigation involving CPA16 having, to the Knowledge of CPA16, a reasonable likelihood of potential liability to CPA16 or any of the CPA16 Subsidiaries in excess of $100,000 or any complaint, investigation or hearing, of which CPA16 has Knowledge, by a Governmental Entity involving CPA16 or any of the CPA16 Subsidiaries.
     (b) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except (i) as disclosed on Schedule 3.2 of the CPA16 Disclosure Letter, (ii) as otherwise contemplated by this Agreement, (iii) in connection with the steps taken to implement the Reorganization or (iv) to the extent consented to by CPA14, which consent shall not be unreasonably withheld, conditioned or delayed, CPA16 and any of the CPA16 Subsidiaries shall not engage in, authorize or agree to any of the following:
     (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any CPA16 Common Stock or stock or other equity interests in any CPA16 Subsidiary that is not directly or indirectly wholly-owned by CPA16, except (1) the authorization and payment of regular quarterly dividends with respect to the CPA16 Common Stock (not to exceed $0.16560 per share per quarter), provided that CPA16 shall notify CPA14 of the proposed record date for any such distribution prior to such date or (2) any distribution (or an increase in a distribution) by CPA16 that is necessary for CPA16 to maintain its REIT qualification, avoid the incurrence of any Taxes under Section 857 of the Code, avoid the imposition of any excise Taxes under Section 4981 of the Code, or avoid the need to make one or more extraordinary or disproportionately larger distributions to meet any of the objectives in this clause (2), provided that CPA16 shall provide CPA14 with evidence, reasonably satisfactory to CPA14, that such distribution is necessary, (B) split, combine or reclassify any CPA16 Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of CPA16 Common Stock or (C) purchase, redeem or otherwise acquire any CPA16 Common

Stock or any options, warrants or rights to acquire, or security convertible into, shares of CPA16 Common Stock, except pursuant to CPA16’s existing redemption plan;
     (ii) issue, deliver, sell, grant, pledge or encumber or agree to issue, deliver, sell, grant, pledge or encumber any stock, Voting Debt or other voting securities or equity securities of CPA16 (including any CPA16 Common Stock), other than in connection with the transactions contemplated by this Agreement, or any CPA16 Subsidiary or any option or other material right in respect of any CPA16 Common Stock, capital stock, any other voting or redeemable securities of CPA16 or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities, except (A) to CPA16 or a wholly-owned CPA16 Subsidiary, (B) pursuant to CPA16’s distribution reinvestment and share purchase plan; provided that the purchase price for any shares of CPA16 Common Stock issued pursuant to such distribution reinvestment and share purchase plan is not less than 95% of the most recent estimated net asset value per share of CPA16 Common Stock approved by the independent directors of CPA16 or (C) pursuant to the Amended and Restated Advisory Agreement, dated October 1, 2009, between CPA16 and CAM (the “CPA16 Advisory Agreement”),;
     (iii) amend the CPA16 Charter or CPA16 Bylaws, except as required by this Agreement or applicable Law;
     (iv) amend the Merger Sub Charter or Merger Sub Bylaws, except as required by this Agreement or applicable Law;
     (v) merge, consolidate or enter into any other similar extraordinary corporate transaction with any Person; acquire or agree to acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity; or purchase any equity interest in, or all or substantially all of the assets of, any Person or any division or business thereof;
     (vi) except for transactions in the ordinary course of business consistent with past practice, (A) make any capital expenditures; (B) acquire, enter into any option to acquire, or exercise any Commitment for the acquisition of any real property or other transaction involving nonrefundable deposits; (C) commence construction of, or enter into any Commitment to develop or construct, other real estate projects; (D) incur additional indebtedness (secured or unsecured); or (E) make any loans, advances, capital contributions or investments in any other Person;
     (vii) (A) except for transactions in the ordinary course of business consistent with past practice, (i) mortgage, lease or subject to Lien any of the CPA16 Properties, (ii) pledge or otherwise encumber CPA16 Common Stock or (iii) sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal or intangible property, and (B) except as set forth on Schedule 3.2(b) (vii) of the CPA16 Disclosure Letter, directly or indirectly, sell or otherwise dispose of any of the CPA16 Properties or any equity interests in a CPA16 Subsidiary;
     (viii) guarantee the indebtedness of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing other than in the ordinary course of business consistent with past practice;
     (ix) (A) prepay, refinance or amend any existing indebtedness other than, in the case of refinancings and amendments, on terms more favorable than the terms of the existing indebtedness other than in the ordinary course of business consistent with past practice or (B) pay, discharge or satisfy any claims, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities reflected or reserved against in the balance sheet of CPA16 dated as of December 31, 2009;
     (x) make or rescind any express or deemed election relating to Taxes (unless CPA16 reasonably determines after consultation with CPA14 that such action is required by Law or necessary to preserve CPA16’s qualification as a REIT or any other CPA16 Subsidiary which files Tax Returns as a partnership for federal Tax purposes, in which event CPA16 shall make such election in a timely manner); provided that nothing in this Agreement shall preclude CPA16 from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code, with the prior written consent of CPA14, which will not be unreasonably withheld;
     (xi) (A) change in any material respect that is adverse to CPA16 any of its methods, principles or practices of accounting (including any method of accounting for Tax purposes) in effect or (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises relating to Taxes on real property or sales Taxes in an amount not to exceed, individually or in the aggregate, $100,000, or change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ended December 31, 2009, except as to clauses (A) and (B) as may be required by the SEC, applicable Law or GAAP;
     (xii) waive, release, assign, settle or compromise any pending or threatened litigation, action or claim, including any shareholder derivative or class action claims other than settlements or compromises for litigation providing solely for the payment of money damages where the amount paid (after reduction by any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves), in settlement or compromise, exceeds, individually or in the aggregate, $100,000, except where such settlement or compromise provides for a complete release of CPA16 and each applicable CPA16 Subsidiary for all claims and which do not provide for any admission of liability by CPA16 or any CPA16 Subsidiary;
     (xiii) adopt any Employee Benefit Plan, incentive plan, severance plan, bonus plan, change in control, retention, retirement, health, life, disability, compensation or special remuneration plan, share option or similar plan, program, policy or arrangement, grant new share options, shares of restricted stock, share appreciation rights or other equity-based awards, or enter into any employment, severance, change in control, termination or retention agreement or any similar agreement or arrangement;
     (xiv) enter into or amend or otherwise modify any material agreement or arrangement with persons that are Affiliates or, as of the date of this Agreement, are officers or directors of CPA16 or any CPA16 Subsidiary;
     (xv) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of CPA16 or Merger Sub;
     (xvi) amend or terminate, or waive compliance with the terms of, or breaches under, any CPA16 Material Contract or enter into a new contract, agreement or arrangement that, if entered into prior to the date of this Agreement, would have been required to have been listed in

Schedule 2.2(u)(i) of the CPA16 Disclosure Letter and after giving effect to the Merger would have a CPA16 Material Adverse Effect;
     (xvii) enter into, assume or acquire any asset subject to any Tax Protection Agreement;
     (xviii) take any action or fail to take any action that could reasonably be expected to prevent, materially delay or materially impede the ability of the parties to consummate the Merger or that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code pursuant to this Agreement and the Joint Proxy Statement/Prospectus; or
     (xix) authorize, commit or agree to take, or take any action inconsistent with any of the foregoing.
     Section 3.3. No Control of Other Party’s Business. Nothing contained in this Agreement shall give CPA14, directly or indirectly, the right to control or direct CPA16’s or any CPA16 Subsidiary’s operations prior to the Effective Time, and nothing contained in this Agreement shall give CPA16 or Merger Sub, directly or indirectly, the right to control or direct CPA14’s or any CPA14 Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, each of CPA14 and CPA16 shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE IV
ADDITIONAL COVENANTS
     Section 4.1. Preparation of the Form S-4 and the Joint Proxy Statement/Prospectus; Stockholders Meetings.
     (a) As soon as practicable following the date of this Agreement, CPA14 and CPA16 shall jointly prepare and file with the SEC mutually acceptable preliminary proxy materials and any amendments or supplements thereto which shall constitute the Joint Proxy Statement/Prospectus relating to the matters to be submitted to the CPA14 Stockholders at the CPA14 Stockholder Meeting and the CPA16 Stockholders at the CPA16 Stockholder Meeting (such Joint Proxy Statement/Prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) and CPA16 shall prepare and file with the SEC the Registration Statement on Form S-4, with respect to the issuance of CPA16 Common Stock in the Merger (the “Form S-4”) in which the Joint Proxy Statement/Prospectus will be included as a prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act. The parties shall cooperate fully with each other in the preparation of the Form S-4 and the Joint Proxy Statement/Prospectus, and shall furnish each other with all information reasonably requested by the other for inclusion therein or otherwise in respect thereof. Each of CPA14 and CPA16 shall use all reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective under the Securities Act as promptly as practicable after filing it with the SEC and to keep the Form S-4 effective as long as necessary to consummate the Merger. The parties shall promptly provide copies to each other, consult with each other and jointly prepare written responses with respect to any written comments received from the SEC with respect to the Form S-4 and the Joint Proxy Statement/Prospectus and promptly advise the other party of any oral comments received from the SEC. The parties shall cooperate and provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and Form S-4 prior to filing such with the SEC and will provide each other a copy of all such filings made with the SEC.

Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld, conditioned or delayed. The parties shall use all reasonable best efforts to cause the Joint Proxy Statement/Prospectus and all other customary proxy or other materials for meetings such as the CPA14 Stockholder Meeting and the CPA16 Stockholder Meeting to be mailed to their respective stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each of CPA14 and CPA16 shall comply in all respects with the requirements of the Exchange Act and the Securities Act applicable to the Joint Proxy Statement/Prospectus and the solicitation of proxies for their respective meetings of stockholders. CPA16 shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance of the CPA16 Common Stock in the Merger (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) and CPA14 shall furnish all information concerning CPA14 and the CPA14 Stockholders as may be reasonably requested by CPA16 in connection with any such action.
     (b) CPA14 shall, in accordance with applicable Law, the CPA14 Charter and the CPA14 Bylaws, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the CPA14 Stockholder Meeting solely for the purposes of obtaining the CPA14 Stockholder Approval and, subject to the provisions of Section 4.5 and Article VI, shall, through its Board of Directors, recommend to the CPA14 Stockholders the approval of the Merger. Subject to the foregoing, CPA14 shall use its reasonable best efforts to obtain the CPA14 Stockholder Approval as promptly as practicable.
     (c) CPA16 shall, in accordance with applicable Law, the CPA16 Charter and the CPA16 Bylaws, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the CPA16 Stockholder Meeting solely for the purposes of obtaining the CPA16 Stockholder Approvals and shall, through its Board of Directors, recommend to the CPA16 Stockholders the approval of the Alternate Merger, the Reorganization and the CPA16 Capital Increase. Subject to the foregoing, CPA16 shall use its reasonable best efforts to obtain the CPA16 Stockholder Approvals as promptly as practicable.
     (d) The CPA14 Stockholder Meeting and the CPA16 Stockholder Meeting shall take place on the same date to the extent practicable.
     (e) If at any time prior to the Effective Time any information with respect to CPA16 (including its officers and directors and CPA16 Subsidiaries) shall be discovered or any event shall occur that in the determination of CPA16 is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement/Prospectus or the Form S-4, CPA16 shall notify CPA14 thereof and such event shall be so described. Any such amendment or supplement shall be promptly filed with the SEC and, as and to the extent required by Law, disseminated to the stockholders of CPA16, and such amendment or supplement shall comply in all material respects with all provisions of applicable Law.
     (f) If at any time prior to the Effective Time any information with respect to CPA14 (including its officers and directors and CPA14 Subsidiaries) shall be discovered or any event shall occur that in the determination of CPA14 is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement/Prospectus or the Form S-4, CPA14 shall notify CPA16 thereof and such event shall be so described. Any such amendment or supplement shall be promptly filed with the SEC and, as and to the extent required by Law, disseminated to the CPA14 Stockholders, and such amendment or supplement shall comply in all material respects with all provisions of applicable Law.

     (g) The foregoing actions are subject to compliance with applicable Law and the other terms of this Agreement.
     (h) If, on the date of the CPA14 Stockholder Meeting, CPA14 has not received proxies representing a sufficient number of shares of CPA14 Common Stock to approve the Merger, CPA14 shall adjourn the CPA14 Stockholder Meeting until such date as shall be mutually agreed upon by CPA14 and CPA16, which date shall not be less than five days nor more than ten days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the CPA14 Stockholder Approval.
     (i) If, on the date of the CPA16 Stockholder Meeting, CPA16 has not received proxies representing a sufficient number of shares of CPA16 Common Stock to approve the Alternate Merger and the CPA16 Capital Increase, CPA16 shall adjourn the CPA16 Stockholder Meeting until such date as shall be mutually agreed upon by CPA16 and CPA14, which date shall not be less than five days nor more than ten days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the CPA16 Stockholder Approvals.
     Section 4.2. Reasonable Best Efforts.
     (a) Upon the terms and subject to the conditions set forth in this Agreement and compliance with applicable Law and the other terms of this Agreement, each of CPA16, Merger Sub, CPA14 and W. P. Carey agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity, (ii) the obtaining of all necessary consents, approvals, waivers or exemptions from non-governmental third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In addition, each of CPA16, Merger Sub, CPA14 and W. P. Carey agrees to use its reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any stay, temporary restraining order, injunction, or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity vacated or reversed. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of CPA14, CPA16, Merger Sub and W. P. Carey shall take all such necessary action. From the date of this Agreement through the Effective Time, CPA14 shall timely file, or cause to be filed, with the SEC all CPA14 SEC Documents required to be so filed.
     (b) Each of CPA14, CPA16, Merger Sub and W. P. Carey shall give prompt notice to each other party if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and, provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 5.2(b) or 5.3(b), as the case may be.
     Section 4.3. Financing.
     (a) Fees Payable to CAM and its Affiliates. As a condition and inducement to the willingness of CPA16 and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, each of CPA14, CAM and W. P. Carey B.V. agree that, concurrently with and conditioned on the closing of the transactions contemplated by this Agreement, the CPA14 Advisory Agreement and the Asset Management Agreement, dated as of September 2, 2008, between CPA14 and W. P. Carey B.V. (the “Asset Management Agreement,” and together with the CPA14 Advisory Agreement, the “CPA14 Advisory Agreements”), shall automatically terminate without any action by any of the parties thereto and, as a result of such termination and in connection with the Merger, CPA14, CAM and W. P. Carey B.V. agree that CPA14 shall pay to CAM (i) a Termination Fee (as such term is defined in the CPA14 Advisory Agreements) in the amount of $31,237,704 (the “Termination Fee”), (ii) a Subordinated Disposition Fee (as such term is defined in the CPA14 Advisory Agreements) in the amount of $15,200,000 (the “Subordinated Disposition Fee”), and (iii) $6,069,823 in fees that have accrued but have not been paid under the CPA14 Advisory Agreements (the fee specified in this clause (iii), together with the Termination Fee and the Subordinated Disposition Fee, the “CAM Fees”). Notwithstanding anything to the contrary set forth herein or in the CPA14 Advisory Agreements, other than the CAM Fees, CAM and W. P. Carey B.V. each agrees that neither it nor any of their respective Affiliates shall receive or be entitled to receive any other fees, costs, expenses or other payments under the CPA14 Advisory Agreements.
     (b) Reinvestment in CPA14 Common Stock. Conditioned on the closing of the transactions contemplated by this Agreement, prior to the Effective Time, CAM has elected to receive the entire amount of the Termination Fee (less any required Taxes) in the form of restricted shares of CPA14 Common Stock at a price per share equal to $10.50, and CAM agrees to do all things necessary and advisable, including taking all actions and executing such documents as CPA14 shall reasonably request, in connection with such election and receipt of CPA14 Common Stock.
     (c) Share Conversion. Prior to the closing of the transactions contemplated by this Agreement, W. P. Carey and CAM, each in their respective capacity as a CPA14 Stockholder, shall elect to convert all of the CPA14 Common Stock beneficially owned by each of them, including any shares of restricted CPA14 Common Stock received pursuant to Section 4.3(b), into shares of CPA16 Common Stock pursuant to Section 1.6(a)(i); provided, however, that any shares of restricted CPA14 Common Stock received pursuant to Section 4.3(b) shall continue to be subject to the same restrictions after the Effective Time as they were subject to immediately prior to the Effective Time
     (d) Equity Financing. If the cash on hand and available to CPA14 and CPA16 and the Debt Financing, taken together, are not sufficient to enable CPA16 to pay the Required Cash Amounts, then, subject to Section 5.1(b), CPA16 agrees to sell and issue to W. P. Carey, and W. P. Carey agrees to purchase from CPA16, at or prior to the Closing, that number of authorized but unissued shares of CPA16 Common Stock at a purchase price per share equal to $8.80 that will enable CPA16 to pay from the proceeds received from such sale of shares, and CPA16 agrees to use such proceeds to pay, the remaining cash portion of the Required Cash Amounts (the “Equity Financing”); provided, however, that notwithstanding anything in this Agreement to the contrary and without prejudice to any of its rights under Section 5.1, the obligation of W. P. Carey to provide the Equity Financing shall be contingent upon (i) holders of not more than 50% of the outstanding CPA14 Common Stock electing to receive Cash Consideration in the Merger pursuant to Section 1.6(a) and (ii) CPA16 having drawn and received an amount equal to the amount of the Debt Financing disclosed to CPA14 and W. P. Carey pursuant to Section 4.3(g).
     (e) Debt Financing. CPA16 shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Senior Credit Facility on the terms and conditions set forth in the Commitment Letters, including (i) using reasonable best efforts to (A) enter into definitive agreements with respect to the Senior Credit Facility consistent with the terms and conditions contained in the Commitment Letters, (B) satisfy on a timely basis all terms, covenants and conditions set forth in the Commitment Letters the satisfaction of which are within the control of CPA16, and (C) consummate and obtain the Senior Credit Facility at or prior to the Closing, and (ii) seeking to enforce its rights under the Commitment Letters. CPA16 shall, and shall cause the CPA16 Subsidiaries to, refrain from taking, directly or indirectly, any action that would reasonably be expected to result in the failure of any of the conditions contained in the Commitment Letters or in any of the definitive agreements related to the Senior Credit Facility. CPA16 will furnish correct and complete copies of all definitive agreements related to the Senior Credit Facility to CPA14 promptly upon their execution.
     (f) CPA16 shall keep CPA14 informed with respect to all material activity concerning the status of the Senior Credit Facility and the Equity Financing and shall give CPA14 prompt notice of any material changes with respect thereto. Without limiting the foregoing, CPA16 agrees to notify CPA14 promptly, and in any event within two Business Days, if at any time (i) the Commitment Letters shall expire or be terminated for any reason, (ii) any financing source that is a party to the Commitment Letters notifies CPA16 that it no longer intends to provide financing to CPA16 on the terms set forth therein, or (iii) for any reason CPA16 no longer believes in good faith that it will be able to obtain all or any portion of the Senior Credit Facility on the terms described in the Commitment Letters. CPA16 shall not, without the prior written consent of CPA14 (not to be unreasonably withheld), permit any amendment or modification to, or any waiver of any material provision or remedy under, the Commitment Letters, or the terms of the Equity Financing described herein, if such amendment, modification or waiver materially increases the conditionality of or materially delays the consummation of the Senior Credit Facility or the Equity Financing, as applicable.
     (g) If any portion of the Senior Credit Facility becomes unavailable on the terms and conditions contemplated in the Commitment Letters or the Commitment Letters shall be terminated or modified in a manner materially adverse to CPA16 for any reason, CPA16 shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to pay the Required Cash Amounts (“Alternate Financing”) and to obtain, and, if obtained, will provide CPA14 with true and complete copies of, a new financing commitment that provide for financing sufficient for CPA16 to fund the Required Cash Amounts (the “New Commitment Letter”), and on terms and conditions no less favorable to CPA16 in all material respects than those included in the Commitment Letters. To the extent applicable, CPA16 shall use its reasonable best efforts to take, or cause to be taken, all things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any New Commitment Letter, including (i) using reasonable best efforts to (A) enter into definitive agreements with respect to the Alternative Financing consistent with the terms and conditions contained in any New Commitment Letter, (B) satisfy on a timely basis all terms, covenants and conditions set forth in any New Commitment Letter the satisfaction of which are within the control of CPA16, and (C) consummate the Alternate Financing at or prior to the Closing, and (ii) seeking to enforce its rights under any New Commitment Letter. If Alternate Financing is obtained and a New Commitment Letter is entered into in place of the Senior Credit Facility, references in this Agreement to (i) the Senior Credit Facility and the Debt Financing shall be deemed to refer to the Alternate Financing and (ii) Commitment Letters shall be deemed to refer to the New Commitment Letter. Not fewer than two Business Days prior to the Closing, CPA16 shall disclose in writing to CPA14 and W. P. Carey the amount of the Debt Financing CPA16 will use to pay a portion of the Cash Consideration in the Merger. At the Effective Time, CPA16 shall draw upon the Senior Credit Facility in an aggregate amount equal to such amount of the Debt Financing.
     (h) W. P. Carey and CPA14 each agree to provide, and each will cause its Subsidiaries and its and their officers, employees and representatives to provide, at CPA16’s sole cost and expense, all cooperation reasonably requested by CPA16 upon reasonable notice in connection with the arrangement and consummation of the Senior Credit Facility, including, without limitation, any actions contemplated by the Commitment Letters and the syndication of the Senior Credit Facility; provided that nothing contained in this Section 4.3(h) shall require (i) such cooperation to the extent that it would interfere unreasonably with W. P. Carey’s or CPA14’s business or the businesses of any of their Subsidiaries, or (ii) (A) W. P. Carey or any of its Subsidiaries to pay any commitment or other similar fee or incur any other liability in connection with the Senior Credit Facility or (B) CPA14 or any CPA14 Subsidiary to pay any commitment or other similar fee or incur any other liability in connection with the Senior Credit Facility prior to the Effective Time. CPA16 shall indemnify and hold harmless W. P. Carey, CPA14 and their respective Subsidiaries and their respective officers, directors and other representatives from and against any and all losses or damages suffered or incurred by them in connection with the arrangement of the Senior Credit Facility and any information utilized in connection therewith except (x) with respect to information supplied by W. P. Carey, CPA14, any of their Subsidiaries and any of their representatives specifically for inclusion or incorporation by reference therein and/or (y) to the extent such losses and damages arise from the willful misconduct or gross negligence of W. P. Carey, CPA14, any of their Subsidiaries or any of their officers, directors, employees or representatives.
     Section 4.4. Tax Treatment.
     (a) CPA14 shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Tax Returns and amendments thereto required to be filed by CPA14 or any of the CPA14 Subsidiaries in a manner consistent with past practice (unless an alternative manner is required by applicable Law) prior to the Closing Date (after electing all available extensions of time to file such Tax Returns). Prior to filing any such Tax Returns, CPA14 shall deliver draft copies (together with supporting documentation, including Tax Return work papers) to CPA16 for CPA16’s review and comment, and CPA14 shall accept all reasonable comments of CPA16 with respect to such Tax Returns. CPA14 shall pay all Taxes required to be paid by CPA14 prior to the Effective Time. CPA16 shall have a reasonable period of time (but in no event less than 30 days) to review and comment on such Tax Returns and amendments prior to filing. If the parties do not agree on the draft Tax Returns or amendments, the parties shall hire a nationally recognized accounting firm reasonably acceptable to CPA14 and CPA16 to prepare the contested Tax Returns or amendments.
     (b) CPA14 will take all necessary actions, including but not limited to making sufficient distributions prior to Closing, to assure that CPA14 will qualify as a REIT for its Tax year ending on the Closing Date. During the period from the date of this Agreement to the Effective Time, CPA14 shall, and shall cause each CPA14 Subsidiary to, facilitate all reasonable requests of CPA16 with respect to the maintenance of CPA14’s REIT qualification.
     (c) Merger Sub and CPA14 shall report the Merger as a “reorganization” under Section 368(a) of the Code, unless otherwise required by Law or administrative action, and shall comply with any applicable Tax reporting requirements, including Treasury Regulation Section 1.368-3, as necessary.
     Section 4.5. No Solicitation of Transactions.

     (a) Subject to Section 6.1, none of CPA14 or any CPA14 Subsidiary shall, nor shall it authorize or permit, directly or indirectly, any officer, director, investment advisor, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other agent, representative or controlled Affiliate of CPA14 or any CPA14 Subsidiary to initiate, solicit, encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction. CPA14 shall, and shall cause the CPA14 Subsidiaries to, take all actions reasonably necessary to cause their respective officers, directors, investment advisors, investment bankers, financial advisors, attorneys, accountants, brokers, finders and any other agents, representatives or controlled Affiliates to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Competing Transaction. CPA14 shall be responsible for (x) any failure on the part of it, any of the CPA14 Subsidiaries or any of their respective officers and directors to comply with this Section 4.5(a) and (y) any material failure by their respective employees, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders or other representatives or controlled Affiliates to comply with this Section 4.5(a). CPA14 shall promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition, stock sale, asset sale or otherwise) CPA14 or any CPA14 Subsidiary, if any, to return or destroy all confidential information heretofore furnished to such person by or on behalf of CPA14 or any CPA14 Subsidiary.
     (b) CPA14 shall notify CPA16 in writing (as promptly as practicable but in any event within 24 hours of receipt) of the relevant details relating to all inquiries and proposals (including the identity of the parties, price and other material terms thereof) which it or any of the CPA14 Subsidiaries or any of their respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders or other representatives or controlled Affiliates may receive after the date hereof relating to any of such matters and shall promptly inform CPA16 in writing with respect to any such inquiry or proposal that becomes reasonably likely to lead to a proposal for a Competing Transaction, regardless of whether or not such proposal is likely to lead to a Superior Competing Transaction.
     (c) For purposes of this Agreement, a “Competing Transaction” shall mean any of the following (other than the transactions expressly provided for in this Agreement): (i) any merger, consolidation, share exchange, business combination or similar transaction involving CPA14 (or any of the material CPA14 Subsidiaries); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of CPA14 and the CPA14 Subsidiaries, taken as a whole, in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; or (iii) any tender offer or exchange offer for 50% or more of the voting power in the election of directors exercisable by the holders of outstanding CPA14 Common Stock (or any of the CPA14 Subsidiaries).
     (d) For purposes of this Agreement, a “Superior Competing Transaction” means a bona fide proposal for a Competing Transaction made by a third party which the Board of Directors of CPA14 determines (after taking into account any amendment of the terms of the Merger by CPA16 and/or any proposal by CPA16 to amend the terms of the Transaction Documents or the Merger), in good faith and after consultation with its financial and legal advisors, (i) is on terms which are more favorable from a financial point of view to the CPA14 Stockholders than the Merger and the other transactions contemplated by this Agreement, (ii) would result in such third party owning, directly or indirectly, all or substantially all of the CPA14 Common Stock then outstanding (or all or substantially all of the equity of the surviving entity in a merger) or all or substantially all of the assets of CPA14 and the CPA14 Subsidiaries taken as a whole, (iii) is reasonably capable of being consummated and (iv) was not solicited by CPA14, any CPA14 Subsidiary or any of their respective officers, directors, investment advisors, investment bankers, financial advisors, attorneys, accountants, brokers, finders and any other agents, representatives or controlled Affiliates in breach of this Section 4.5.
     Section 4.6. Public Announcements. CPA14 and CPA16 shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents, except as otherwise required by Law in a manner which makes consultation impracticable.
     Section 4.7. Transfer and Gains Taxes. CPA16 or Merger Sub shall, with CPA14’s good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement (together, with any related interest, penalties or additions to Tax, “Transfer and Gains Taxes”). From and after the Effective Time, CPA16 or Merger Sub shall pay or cause to be paid all Transfer and Gains Taxes without deductions withheld from any amounts payable to the holders of the CPA14 Common Stock.
     Section 4.8. Indemnification; Directors’ and Officers’ Insurance.
     (a) It is understood and agreed that CPA14 shall indemnify and hold harmless, and, after the Effective Time, the Surviving Company and CPA16 shall indemnify and hold harmless, each director and officer of CPA14 or any of the CPA14 Subsidiaries (the “Indemnified Parties”), as and to the same extent as such Indemnified Parties are indemnified by CPA14 or the CPA14 Subsidiaries as of the date hereof. Any Indemnified Party wishing to claim indemnification under this Section 4.8, upon learning of any such claim, action, suit, demand, proceeding or investigation, shall notify CPA14 and, after the Effective Time, the Surviving Company and CPA16, promptly thereof; provided that the failure to so notify shall not affect the obligations of CPA14, the Surviving Company and CPA16 except to the extent such failure to notify materially prejudices such party.
     (b) CPA16 agrees that it shall maintain in full force and effect for a period of six years from the Effective Time all rights to indemnification existing in favor of, and all limitations of the personal liability of, the directors and officers of CPA14 and the CPA14 Subsidiaries provided for in the CPA14 Charter or CPA14 Bylaws or any provision of the comparable charter or organizational documents of any of the CPA14 Subsidiaries, as in effect as of the date hereof, with respect to matters occurring prior to the Effective Time, including the Merger; provided, however, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the disposition of such Claim. Prior to the Effective Time, CPA16 shall purchase directors’ and officers’ liability insurance coverage for CPA14’s directors and officers, in a form reasonably acceptable to CPA14, which shall provide such directors and officers with runoff coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to the insured persons than, the directors’ and officers’ liability insurance coverage presently maintained by CPA14.
     (c) This Section 4.8 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of CPA16, CPA14 and the Surviving Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 4.8.

     (d) In the event that CPA16 or the Surviving Company or any of their successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of CPA16 and the Surviving Company, as the case may be, assume the obligations set forth in this Section 4.8.
     Section 4.9. Purchases and Redemptions of CPA14 Common Stock. During the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with Section 7.1 or the Effective Time of the Merger, each of CPA16 and CPA14 agrees that it will not purchase, redeem or otherwise acquire any CPA14 Common Stock or stock or other equity interests in any CPA14 Subsidiary or any options, warrants or rights to acquire, or security convertible into, shares of CPA14 Common Stock or stock or other equity interests in any CPA14 Subsidiary, except that CPA14 may complete any qualified redemptions pending as of the date of this Agreement.
     Section 4.10. Access; Confidentiality. To the extent applicable, CPA14 and CPA16 agree that upon reasonable notice, and except as may otherwise be required or restricted by applicable Law, each shall (and shall cause its Subsidiaries to) afford the other’s officers, employees, counsel, accountants and other authorized representatives, and the sources of the Senior Credit Facility and their authorized representatives, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its executive officers and to its properties, books, contracts and records and, during such period, each shall (and each shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties, personnel and litigation claims as may reasonably be requested but only to the extent such access does not unreasonably interfere with the business or operations of such party; provided that no investigation pursuant to this Section 4.10 shall affect or be deemed to modify any representation or warranty made in this Agreement; provided further that the parties hereto shall not be required to provide information (i) in breach of applicable Law or (ii) that is subject to confidentiality obligations. Unless otherwise required by Law, the parties shall hold all information of the other party which is confidential and is reasonably identified as such or should reasonably be known to be confidential in confidence until such time as such information otherwise becomes publicly available through no wrongful act of the receiving party. If this Agreement is terminated for any reason, each party shall promptly return to such other party or destroy, providing reasonable evidence of such destruction, all such confidential information obtained from any other party, and any copies made of (and other extrapolations from or work product or analyses based on) such documents.
     Section 4.11. Sale Agreements. During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time of the Merger, CPA14 agrees that it will not amend or terminate the CPA17 Sale Agreement or the W. P. Carey Sale Agreement without the prior written consent of CPA16, which consent shall not be unreasonably withheld or delayed.
     Section 4.12. Reorganization. If the CPA16 Stockholders approve the Reorganization at the CPA16 Stockholder Meeting, then, immediately following the Effective Time:
     (a) Reorganization Steps. The Surviving Company shall implement the Reorganization substantially as set forth on Annex A.
     (b) Advisory Agreement and Asset Management Agreement. The Surviving Company will, and CPA16 will cause the Operating Partnership to, (i) enter into an amended advisory agreement with CAM and (ii) enter into an amended asset management agreement with W. P. Carey B.V., each reflecting the revised fee structure set forth on Schedule 4.12(b) and such other changes as may be reasonably necessary to reflect the Reorganization, and W. P. Carey agrees to cause CAM and W. P. Carey B.V. to enter into such amended advisory agreement and amended asset management agreement, as applicable, pursuant to which CAM and W. P. Carey B.V. will externally manage and advise the Surviving Company and the Operating Partnership and will have responsibility for all aspects of their respective operations.
ARTICLE V
CONDITIONS PRECEDENT
     Section 5.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to this Agreement to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents (other than the Reorganization) on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
     (a) Stockholders’ Approvals. The CPA14 Stockholder Approval and the CPA16 Stockholder Approvals, other than the approval of the Reorganization and the CPA16 Capital Increase, shall have been obtained.
     (b) Stockholders’ Election. Holders of 50% or less of the outstanding CPA14 Common Stock shall have elected to receive cash in the Merger in accordance with Section 1.6(a).
     (c) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened. All necessary state securities or blue sky authorizations shall have been received.
     (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions or agreements contemplated by the Transaction Documents (other than the Reorganization) shall be in effect.
     (e) Other Approvals. All consents, approvals, permits and authorizations required to be obtained from any Governmental Entity as indicated in Schedule 2.1(d)(iii) of the CPA14 Disclosure Letter or Schedule 2.2(c)(iii) of the CPA16 Disclosure Letter in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated thereby (other than the Reorganization) shall have been made or obtained (as the case may be).
     (f) Sales of Assets. The closing of the transactions contemplated by the CPA17 Sale of Assets and the W. P. Carey Sale of Assets shall have occurred.
     Section 5.2. Conditions to Obligations of CPA16, Holdings, Acquisition and Merger Sub. The obligations of CPA16, Holdings, Acquisition and Merger Sub to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the following conditions, any one or more of which may be waived by CPA16, or if Article X is applicable, Holdings (it being understood that the rights of Holdings to the benefit of this Section 5.2 shall apply only in the event that Article X is applicable):
     (a) Representations and Warranties. The representations and warranties of CPA14 set forth in this Agreement shall be true and correct on and as of the Closing Date, as though made on and as of the

Closing Date (except (x) for such changes resulting from actions permitted under Section 3.1 and (y) to the extent any representation or warranty is expressly limited by its terms to another date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality, CPA14 Material Adverse Effect or any similar qualification or limitation), in the aggregate, would not reasonably be likely to have a CPA14 Material Adverse Effect, and CPA16 and Merger Sub, or if Article X is applicable, Holdings, shall have received a certificate signed on behalf of CPA14 by the Chief Executive Officer and the Chief Financial Officer of CPA14 to such effect.
     (b) Performance of Covenants and Obligations of CPA14. CPA14 shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CPA16 and Merger Sub, or if Article X is applicable, Holdings, shall have received a certificate signed on behalf of CPA14 by the Chief Executive Officer and the Chief Financial Officer of CPA14 to such effect.
     (c) Material Adverse Change. Since the date of this Agreement, there shall have occurred no changes, events or circumstances which, individually or in the aggregate, constitute a CPA14 Material Adverse Effect. CPA16 and Merger Sub, or if Article X is applicable, Holdings, shall have received a certificate signed on behalf of CPA14 by the Chief Executive Officer and the Chief Financial Officer of CPA14 to such effect.
     (d) Opinion Relating to REIT Qualification. CPA16 and Merger Sub shall have received an opinion, dated as of the Closing Date, of Greenberg Traurig, LLP to the effect that, at all times since its taxable year ended December 31, 2007, CPA14 has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. For purposes of such opinion, which shall be in a form customary for transactions of this nature, Greenberg Traurig, LLP may rely on customary assumptions and representations of CPA14 reasonably acceptable to CPA16.
     (e) Consents. All necessary consents and waivers from third parties set forth in Schedule 2.1(d)(ii) of the CPA14 Disclosure Letter in connection with the consummation of the Merger and the other transactions contemplated by the Transaction Documents (other than the Reorganization) shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a CPA14 Material Adverse Effect.
     (f) Financing. CPA16 (either directly or through the CPA16 Subsidiaries) shall have obtained and consummated the Senior Credit Facility and received financing pursuant to the Equity Financing, if applicable, or any Alternate Financing, if applicable, sufficient to pay the cash portion of the Required Cash Amounts; provided, however, that none of CPA16, Holdings, Acquisition or Merger Sub may assert or rely on the failure of the condition set forth in this Section 5.2(f) (the “Financing Condition”) if the actions or inactions of CPA16, Holdings, Acquisition or Merger Sub are the sole cause of CPA16 (either directly or indirectly through the CPA16 Subsidiaries) failing to obtain the Senior Credit Facility or the Equity Financing.
     (g) Opinion Relating to the Merger. CPA16 and Merger Sub shall have received an opinion from Clifford Chance US LLP, dated as of the Closing Date, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of CPA14 and Merger Sub will be parties to such reorganization within the meaning of Section 368(b) of the Code. For purposes of the foregoing opinion, which shall be in a form customary for transactions of this nature, Clifford Chance US LLP shall be entitled to rely upon customary assumptions and representations of CPA14, CPA16 and Merger Sub.

     Section 5.3. Conditions to Obligations of CPA14. The obligations of CPA14 to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the following conditions, any one or more of which may be waived by CPA14:
     (a) Representations and Warranties. The representations and warranties of CPA16 and Merger Sub set forth in this Agreement shall be true and correct on and as of the Closing Date, as though made on and as of the Closing Date (except (x) for such changes resulting from actions permitted under Section 3.2 and (y) to the extent any representation or warranty is expressly limited by its terms to another date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality, CPA16 Material Adverse Effect or any similar qualification or limitation), in the aggregate, would not reasonably be likely to have a CPA16 Material Adverse Effect, and CPA14 shall have received a certificate signed on behalf of CPA16 and Merger Sub by the Chief Executive Officer and the Chief Financial Officer of CPA16 and Merger Sub to such effect.
     (b) Performance of Covenants or Obligations of CPA16. CPA16 shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CPA14 shall have received a certificate signed on behalf of CPA16 by the Chief Executive Officer and the Chief Financial Officer of CPA16 to such effect.
     (c) Material Adverse Change. Since the date of this Agreement, there shall have occurred no change, events or circumstances which, individually or in the aggregate, constitute a CPA16 Material Adverse Effect. CPA14 shall have received a certificate signed on behalf of CPA16 by the Chief Executive Officer and Chief Financial Officer to such effect.
     (d) Opinion Relating to REIT Qualification. CPA14 shall have received an opinion, dated as of the Closing Date, of Clifford Chance US LLP to the effect that, at all times since its taxable year ended December 31, 2007, CPA16 has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation as described in the Joint Proxy Statement/Prospectus and Form S-4 will enable CPA16 to meet the requirements for qualification and taxation as a REIT under the Code. For purposes of such opinion, Clifford Chance US LLP may rely on customary assumptions and representations of CPA16 reasonably acceptable to CPA14, and the opinion set forth in Section 5.2(d).
     (e) Consents. All necessary consents and waivers from third parties in connection with the consummation of the Merger and the other transactions contemplated by the Transaction Documents shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a CPA16 Material Adverse Effect.
     (f) Opinion Relating to the Merger. CPA14 shall have received an opinion of Greenberg Traurig, LLP, dated as of the Closing Date, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of CPA14 and Merger Sub will be parties to such reorganization within the meaning of Section 368(b) of the Code. For purposes of the foregoing opinion, which shall be in a form customary for transactions of this nature, Greenberg Traurig, LLP shall be entitled to rely upon customary assumptions and representations of CPA14, CPA16 and Merger Sub.

ARTICLE VI
BOARD ACTIONS
     Section 6.1. Board Actions. Notwithstanding Section 4.5 or any other provision of this Agreement to the contrary, to the extent the Board of Directors of CPA14 determines that the directors’ duties under Law so require, as determined by such Board in good faith after consultation with outside counsel, CPA14 may:
     (a) disclose to the CPA14 Stockholders any information required to be disclosed under applicable Law;
     (b) to the extent applicable, comply with Rule 14e-2(a) or Rule 14(d)-9 promulgated under the Exchange Act with respect to a Competing Transaction; provided, however, that neither CPA14 nor its Board of Directors shall be permitted to approve or recommend a Competing Transaction which is not a Superior Competing Transaction;
     (c) if it receives a proposal for a Competing Transaction (that was not solicited in violation of Section 4.5), (x) furnish non-public information with respect to CPA14 and the CPA14 Subsidiaries to the Person who made such proposal (provided that CPA14 (i) has previously or concurrently furnished such information to CPA16 and (ii) shall furnish such information pursuant to a confidentiality agreement) and (y) contact such third party and its advisors solely for the purpose of clarifying the proposal and any material contingencies and the capability of consummation, so as to determine whether the proposal for a Competing Transaction is reasonably likely to lead to a Superior Competing Transaction;
     (d) if its Board of Directors determines in good faith (after consulting with its outside counsel and financial advisors) that a proposal for a Competing Transaction (which proposal was not solicited in breach of Section 4.5) is reasonably likely to lead to a Superior Competing Transaction, continue to furnish non-public information and participate in negotiations regarding such proposal; provided, however, that not fewer than 24 hours prior to any determination by CPA14’s Board of Directors that the proposal for a Competing Transaction is reasonably likely to lead to a Superior Competing Transaction, CPA16 shall be notified orally and in writing of the CPA14 Board of Directors’ intention to take such action and CPA14 shall negotiate in good faith with CPA16 concerning any such new proposal by CPA16 prior to the expiration of such 24-hour period; provided further that CPA14 shall promptly notify CPA16 if the CPA14 Board of Directors determines that a Competing Transaction is not, and is unlikely to become, a Superior Competing Transaction; and
     (e) approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of this Agreement and the Merger) a Superior Competing Transaction or enter into an agreement with respect to such Superior Competing Transaction.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
     Section 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger whether before or after the CPA14 Stockholder Approval and the CPA16 Stockholder Approvals are obtained:

     (a) by mutual written consent duly authorized by the Boards of Directors of each of CPA14 and CPA16;
     (b) by CPA16, upon a breach of any representation, warranty, covenant or agreement on the part of CPA14 set forth in this Agreement, or if any representation or warranty of CPA14 shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) or (b), as the case may be, would be incapable of being satisfied by September 30, 2011 (the “Termination Date”);
     (c) by CPA14, upon a breach of any representation, warranty, covenant or agreement on the part of CPA16 or Merger Sub set forth in this Agreement, or if any representation or warranty of CPA16 or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) or (b), as the case may be, would be incapable of being satisfied by the Termination Date;
     (d) by either CPA16 or CPA14, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable after the parties have used reasonable best efforts to have such judgment, injunction, order, decree or action removed, repealed or overturned;
     (e) by either CPA16 or CPA14, if the Merger shall not have been consummated before the Termination Date; provided, however, that a party that has materially breached a representation, warranty, covenant or agreement of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 7.1(e); provided further that the Termination Date shall be automatically extended until December 31, 2011 (the “Extended Termination Date”), if the condition to Closing set forth in Section 5.1(e) is not capable of being satisfied as of the Termination Date, but is reasonably likely to be satisfied by the Extended Termination Date, or if the condition to Closing set forth in Section 5.1(f) is not satisfied as of the Termination Date;
     (f) by CPA16 or CPA14 if, upon a vote at a duly held CPA14 Stockholder Meeting or any adjournment thereof, the CPA14 Stockholder Approval shall not have been obtained, as contemplated by Section 4.1;
     (g) by CPA14, if the Board of Directors of CPA14 or any committee thereof shall have withdrawn its recommendation of the Merger or this Agreement in connection with, or approved or recommended, a Superior Competing Transaction in accordance with the provisions of Section 6.1 and, subject to the provisions of Section 7.6 has paid, or has agreed in writing to pay, the CPA16 Expenses in accordance with Section 7.2 of this Agreement;
     (h) by CPA16, if (i) prior to the CPA14 Stockholder Meeting, the Board of Directors of CPA14 or any committee thereof shall have withdrawn or modified in any manner adverse to CPA16 its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Superior Competing Transaction or (ii) CPA14 shall have entered into any agreement with respect to any Superior Competing Transaction;
     (i) by CPA16 or CPA14 if, upon a vote at a duly held CPA16 Stockholder Meeting or any adjournment thereof, the CPA16 Stockholder Approvals, other than the approval of the Reorganization and the CPA16 Capital Increase, shall not have been obtained, as contemplated by Section 4.1; or
     (j) by CPA16 or CPA14, if holders of more than 50% of the outstanding CPA14 Common Stock shall have elected to receive cash in the Merger.

     The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Affiliate of any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement. A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision in this Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 7.1 for any such termination.
     Section 7.2. Expenses.
     (a) Except as otherwise specified in this Section 7.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided that CPA14 and CPA16 shall each bear one half of the costs of filing, printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4.
     (b) CPA14 agrees that if this Agreement shall be terminated pursuant to Section 7.1(b) or (g), then CPA14 will pay to CPA16, or as directed by CPA16, an amount equal to the CPA16 Expenses; provided that such amount shall, subject to the provisions of Section 7.6, be paid promptly, but in no event later than two Business Days after such termination. For purposes of this Agreement, the “CPA16 Expenses” shall be an amount equal to CPA16’s out-of-pocket expenses incurred in connection with this Agreement and the other transactions contemplated hereby (including, without limitation, all attorneys’, accountants’ and investment bankers’ fees and expenses) but in no event in an amount greater than $5.0 million.
     (c) CPA16 agrees that if this Agreement shall be terminated pursuant to Section 7.1(c), then CPA16 will pay to CPA14, or as directed by CPA14, an amount equal to the CPA14 Expenses; provided that such amount shall, subject to the provisions of Section 7.6, be paid promptly, but in no event later than two Business Days after such termination. For purposes of this Agreement, the “CPA14 Expenses” shall be an amount equal to CPA14’s out-of-pocket expenses incurred in connection with this Agreement and the other transactions contemplated hereby (including, without limitation, all attorneys’, accountants’ and investment bankers’ fees and expenses) but in no event in an amount greater than $4.0 million.
     (d) W. P. Carey agrees that if (i) all of the conditions to the obligations of the parties to this Agreement to effect the Merger set forth in Article V (other than the Financing Condition) shall have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived as of the Termination Date or, if applicable, the Extended Termination Date, and (ii) this Agreement shall be terminated pursuant to Section 7.1(e), then W. P. Carey will pay (A) to CPA14, or as directed by CPA14, an amount equal to the CPA14 Expenses and (B) to CPA16, or as directed by CPA16, an amount equal to the CPA16 Expenses; provided that such amounts shall, subject to the provisions of Section 7.6, be paid promptly, but in no event later than two Business Days after such termination.
     (e) W. P. Carey agrees that if this Agreement shall be terminated pursuant to Section 7.1(f), then W. P. Carey will pay to CPA14, or as directed by CPA14, an amount equal to the CPA14 Expenses; provided that such amount shall, subject to the provisions of Section 7.6, be paid promptly, but in no event later than two Business Days after such termination.
     (f) W. P. Carey agrees that if this Agreement shall be terminated pursuant to Section 7.1(j), then W. P. Carey will pay to CPA14, or as directed by CPA14, an amount equal to the CPA14 Expenses; provided that such amount shall, subject to the provisions of Section 7.6, be paid promptly, but in no event later than two Business Days after such termination.

     (g) The foregoing provisions of this Section 7.2 have been agreed to by CPA14, CPA16 and W. P. Carey in order to induce the other parties to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, it being agreed and acknowledged by each of them that the execution of this Agreement by them constitutes full and reasonable consideration for such provisions.
     (h) In the event that either CPA16 or CPA14 is required to file suit to seek all or a portion of the amounts payable under this Section 7.2, and such party prevails in such litigation, such party shall be entitled to all expenses, including reasonable attorneys’ fees and expenses, which it has incurred in enforcing its rights under this Section 7.2.
     Section 7.3. Effect of Termination. In the event of termination of this Agreement by either CPA14 or CPA16 as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of CPA16, Merger Sub or CPA14, other than Section 7.2, this Section 7.3 and Article VIII and except to the extent that such termination results from a willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or a failure or refusal by such party to consummate the transactions contemplated hereby when such party was obligated to do so in accordance with the terms hereof.
     Section 7.4. Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the CPA14 Stockholder Approval is obtained and prior to the filing of the Articles of Merger for the Merger with, and the acceptance for record of such Articles of Merger by, the SDAT; provided, however, that, after the CPA14 Stockholder Approval is obtained, no such amendment, modification or supplement shall alter the amount or change the form of the Merger Consideration to be delivered to the CPA14 Stockholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the CPA14 Stockholders.
     Section 7.5. Extension; Waiver. At any time prior to the Effective Time, each of CPA14 and CPA16 may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
     Section 7.6. Payment of Expenses.
     (a) In the event that CPA14, CPA16 or W. P. Carey becomes obligated to pay any fees or expenses under Section 7.2 (the “Expense Amount”), CPA14, CPA16 or W. P. Carey, as applicable, shall pay to the party entitled to receive such payment (the “Receiving Party”) from the amount deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Expense Amount and (ii) the sum of (A) the maximum amount that can be paid to the Receiving Party without causing the Receiving Party to fail to meet the requirements of Sections 856(c)(2) and (c)(3) of the Code for the year in which the Expense Amount would otherwise be payable, for this purpose treating such amount as income that does not qualify for purposes of Sections 856(c)(2) and (c)(3) of the Code, as determined by the Receiving Party’s independent certified public accountants, plus (B) if the Receiving Party receives either (1) a letter from the Receiving Party’s counsel indicating that the Receiving Party has received a ruling from the IRS described in Section 7.6(b) or (2) an opinion from the Receiving Party’s counsel as described in Section 7.6(b), an amount equal to the Expense Amount less the amount payable under clause (A) above. To the extent the entire Expense Amount is not paid to the Receiving Party in the year in which such amount would otherwise be payable as a result of the restrictions set forth in this Section 7.6(a), the Expense Amount shall be carried forward to the succeeding year and shall be payable (as described above) in such succeeding year by applying the same formula and by deeming such Expense Amount as payable in such succeeding year. To the extent the full Expense Amount has not been paid in the initial and succeeding year, the amount shall similarly be carried forward for each of the next three taxable years. To the extent that the entire Expense Amount has not been paid in the initial year, the succeeding year and the three following years, the Expense Amount shall be forfeited by the Receiving Party. To secure the obligation of CPA14, CPA16 or W. P. Carey, as applicable, to pay these amounts, CPA14, CPA16 or W. P. Carey, as applicable, shall deposit into escrow an amount in cash equal to the Expense Amount with an escrow agent selected by CPA14, CPA16 or W. P. Carey, as applicable, and on such terms (subject to Section 7.6(b)) as shall be mutually agreed upon by CPA14, CPA16 or W. P. Carey, as applicable, the Receiving Party and the escrow agent. The payment or deposit into escrow of the Expense Amount pursuant to this Section 7.6(a) shall be made at the time CPA14, CPA16 or W. P. Carey, as applicable, would otherwise be obligated to pay the Receiving Party pursuant to Section 7.2.
     (b) The escrow agreement shall provide that the Expense Amount in escrow or any portion thereof shall not be released to the Receiving Party unless the escrow agent receives any of the following: (i) a letter from the Receiving Party’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Receiving Party without causing the payee to fail to meet the requirements of Sections 856(c)(2) and (c)(3) of the Code determined as if the payment of such amount did not constitute income that qualifies for purposes of Sections 856(c)(2) and (c)(3) of the Code (“Qualifying Income”) or a subsequent letter from the Receiving Party’s accountants revising that amount, in which case the escrow agent shall release such amount to the Receiving Party, or (ii) a letter from the Receiving Party’s counsel indicating that the Receiving Party received a ruling from the IRS holding that the receipt by the Receiving Party of the Expense Amount would either constitute Qualifying Income or would be excluded from gross income for purposes of Code Sections 856(c)(2) and (3) (or alternatively, the Receiving Party’s counsel has rendered a legal opinion to the effect that the receipt by the Receiving Party of the Expense Amount would either constitute Qualifying Income or would be excluded from gross income for purposes of Sections 856(c)(2) and (c)(3)of the Code), in which case the escrow agent shall release the remainder of the Expense Amount to the Receiving Party. CPA14, CPA16 and W. P. Carey each agree to amend this Section 7.6 at the request of the Receiving Party in order to (A) maximize the portion of the Expense Amount that may be distributed to the Receiving Party hereunder without causing the Receiving Party to fail to meet the requirements of Sections 856(c)(2) and (c)(3) of the Code, (B) improve the likelihood of the Receiving Party securing a ruling described in this Section 7.6(b), or (C) assist the Receiving Party in obtaining a legal opinion from its counsel as described in this Section 7.6(b). The escrow agreement shall also provide that any portion of the Expense Amount not paid to the Receiving Party in the initial year and the four succeeding years shall be released by the escrow agent to CPA14 or W. P. Carey, as applicable. Unless such party is the Receiving Party, none of CPA14, CPA16 or W. P. Carey shall be a party to such escrow agreement and neither shall bear any cost of or have liability resulting from the escrow agreement.
ARTICLE VIII
GENERAL PROVISIONS
     Section 8.1. Nonsurvival of Representations and Warranties. Except as set forth in the Indemnification Agreement, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
     Section 8.2. Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):
     (a) if to CPA14 or CPA14 Sub, to:
Corporate Property Associates 14 Incorporated
50 Rockefeller Plaza
New York, New York 10020
Attn: Chairman of the Audit Committee and Chief Legal Officer
Fax: (212) 492-8922
with a copy to:
Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, New York 10166
Attn: Judith Fryer, Esq.
          Michael D. Helsel, Esq.
Fax: (212) 801-6400
     (b) if to CPA16, Holdings, Merger Sub or Acquisition, to:
c/o Corporate Property Associates 16 — Global Incorporated
50 Rockefeller Plaza
New York, New York 10020
Attn: Chairman of the Audit Committee and Chief Legal Officer
Fax: (212) 492-8922
with a copy to:
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attn: Kathleen L. Werner, Esq.
Fax: (212) 878-8375
     (c) if to W. P. Carey, to:
W. P. Carey & Co. LLC
50 Rockefeller Plaza
New York City, NY 10020
Attn: Chief Legal Officer
Fax: (212) 492-8934

with a copy to:
DLA Piper LLP (US)
4141 Parklake Avenue
Suite 300
Raleigh, NC 27612
Attn: Robert Bergdolt
Fax: (919) 786-2200
Attn: Christopher P. Giordano
Fax: (212) 884-8522
     Section 8.3. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” is used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     Section 8.4. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     Section 8.5. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements entered into in connection with the transactions (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and, (ii) except for the provisions of Article I and Section 4.8 are not intended to confer upon any Person other than the parties hereto any rights or remedies.
     Section 8.6. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THEREOF, EXCEPT TO THE EXTENT THAT THE MERGER, THE ALTERNATE MERGER, THE REORGANIZATION AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY ARE REQUIRED TO BE GOVERNED BY THE MGCL.
     Section 8.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     Section 8.8. Enforcement. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Maryland or in any Maryland State court and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (i) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of Maryland or any Maryland State court if any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.
     Section 8.9. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.9.
     Section 8.10. Exhibits; Disclosure Letters. All Exhibits referred to herein, in the CPA14 Disclosure Letter and in the CPA16 Disclosure Letter are intended to be and hereby are specifically made a part of this Agreement.
     Section 8.11. Conflict Waiver. Recognizing that Clifford Chance US LLP has acted as legal counsel to CPA16, Merger Sub and their Affiliates in connection with the transactions contemplated by this Agreement, and that Clifford Chance US LLP has represented CPA14 in unrelated matters, CPA14, CPA16 and Merger Sub each hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Clifford Chance US LLP representing CPA16, Merger Sub and their Affiliates. This Section 8.11 shall survive the consummation of the Merger or the Alternate Merger.
ARTICLE IX
CERTAIN DEFINITIONS
     Section 9.1. Certain Definitions.
     “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
     “Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed for the conduct of regular banking business.
     “CPA14 Material Adverse Effect” means (i) a material adverse effect (A) on the business, properties, financial condition or results of operations of CPA14 and the CPA14 Subsidiaries taken as a whole or (B) that would, or would be reasonably likely to, prevent or materially delay the performance by CPA14 of its material obligations under this Agreement or the consummation of the Merger or any other transactions contemplated by this Agreement or (ii) (A) any uninsured damages or losses to a CPA14 Property that occur as a result of any disaster-type occurrences (including, without limitation, terrorist activities, floods or earthquakes), (B) the bankruptcy or insolvency (or comparable event or proceeding) of a tenant on any CPA14 Property (a “CPA14 Tenant”), (C) a lease payment default by a CPA14 Tenant or (D) the abandonment of any property by a CPA14 Tenant; provided that, in each of the cases set forth in subsections (A) though (D) above, such event would result in a decrease in CPA14’s revenues by 9% or more based on CPA14’s revenues determined in accordance with GAAP for the most recently completed four full fiscal quarters. Notwithstanding anything to the contrary set forth in this definition, the parties agree that, unless an effect or event expressly falls within a category of effects or events enumerated in subsections (A) though (D) above, a CPA14 Material Adverse Effect shall not include any effect or event with respect to CPA14 or any CPA14 Subsidiary to the extent resulting from or attributable to (a) general national, international or regional economic, financial or political conditions or events, including, without limitation, the effects of an outbreak or escalation of hostilities, any acts of war, sabotage or terrorism that do not result in the destruction or material physical damage of a material portion of the CPA14 Properties, taken as a whole, (b) the announcement, pendency or consummation of this Agreement or the other Transaction Documents or the transactions contemplated thereby, (c) conditions generally affecting the securities markets or the industries in which CPA14 and the CPA14 Subsidiaries operate, except to the extent such conditions have a materially disproportionate effect on CPA14 and the CPA14 Subsidiaries, taken as a whole, relative to others in the industries in which CPA14 and the CPA14 Subsidiaries operate, (d) any failure, in and of itself, by CPA14 or the CPA14 Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a CPA14 Material Adverse Effect), (e) any change in applicable Law, regulation or U.S. generally accepted accounting principles (“GAAP”) (or authoritative interpretation thereof), except to the extent such effect has a materially disproportionate effect on CPA14 and the CPA14 Subsidiaries, taken as a whole, relative to others in the industries in which CPA14 and the CPA14 Subsidiaries operate or (f) any hurricane, tornado, flood, earthquake or other natural disaster that does not result in the destruction or material physical damage of a material portion of the CPA14 Properties, taken as a whole.
     “CPA14 Subsidiary” means each Subsidiary of CPA14, other than Subsidiaries of CPA14 with no assets that are in the process of being dissolved.
     “CPA16 Material Adverse Effect” means (i) a material adverse effect (A) on the business, properties, financial condition or results of operations of CPA16 and the CPA16 Subsidiaries taken as a whole or (B) that would, or would be reasonably likely to, prevent or materially delay the performance by CPA16 of its material obligations under this Agreement or the consummation of the Merger or any other transactions contemplated by this Agreement or (ii) (A) any uninsured damages or losses to a CPA16 Property that occur as a result of any disaster-type occurrences (including, without limitation, terrorist activities, floods or earthquakes), (B) the bankruptcy or insolvency (or comparable event or proceeding) of a tenant on any CPA16 Property (a “CPA16 Tenant”), (C) a lease payment default by a CPA16 Tenant or (D) the abandonment of any property by a CPA16 Tenant; provided that, in each of the cases set forth in subsections (A) though (D) above, such event would result in a decrease in CPA16’s revenues by 9% or more based on CPA16’s revenues determined in accordance with GAAP for the most recently completed four full fiscal quarters. Notwithstanding anything to the contrary set forth in this definition, the parties agree that, unless an effect or event expressly falls within a category of effects or events enumerated in subsections (A) though (D) above, a CPA16 Material Adverse Effect shall not include any effect or event with respect to CPA16 or any CPA16 Subsidiary to the extent resulting from or attributable to (a) general national, international or regional economic, financial or political conditions or events, including, without limitation, the effects of an outbreak or escalation of hostilities, any acts of war, sabotage or terrorism that do not result in the destruction or material physical damage of a material portion of the CPA16 Properties, taken as a whole, (b) the announcement, pendency or consummation of this Agreement or the other Transaction Documents or the transactions contemplated thereby, (c) conditions generally affecting the securities markets or the industries in which CPA16 and the CPA16 Subsidiaries operate, except to the extent such conditions have a materially disproportionate effect on CPA16 and the CPA16 Subsidiaries, taken as a whole, relative to others in the industries in which CPA16 and the CPA16 Subsidiaries operate, (d) any failure, in and of itself, by CPA16 or the CPA16 Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a CPA16 Material Adverse Effect), (e) any change in applicable Law, regulation or U.S. generally accepted accounting principles (“GAAP”) (or authoritative interpretation thereof), except to the extent such effect has a materially disproportionate effect on CPA16 and the CPA16 Subsidiaries, taken as a whole, relative to others in the industries in which CPA16 and the CPA16 Subsidiaries operate or (f) any hurricane, tornado, flood, earthquake or other natural disaster that does not result in the destruction or material physical damage of a material portion of the CPA16 Properties, taken as a whole.
     “CPA16 Subsidiary” means each Subsidiary of CPA16.
     “Employee Benefit Plans” means all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, pension plans and all other employee compensation and benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus (including, without limitation, any retention bonus plan), long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs.
     “IRS” means the United States Internal Revenue Service.
     “Knowledge” (A) where used herein with respect to CPA14 and any CPA14 Subsidiary shall mean the actual (and not constructive or imputed) knowledge of the persons named in Schedule 9.1 of the CPA14 Disclosure Letter and (B) where used herein with respect to CPA16 and any CPA16 Subsidiary shall mean the actual (and not constructive or imputed) knowledge of the persons named in Schedule 9.1 of the CPA16 Disclosure Letter.
     “Law” means any statute, law, common law, regulation, rule, order, decree, code, judgment, ordinance or any other applicable requirement of any Governmental Entity applicable to CPA16 or CPA14 or any of their respective Subsidiaries.
     “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
     “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns either (A) a general partner, managing member or other similar interest or (B) 50% or more of the voting stock, value of or other equity interests (voting or non-voting) of such corporation, partnership, limited liability company, joint venture or other legal entity.
     “Tax” or “Taxes” shall mean any federal, state, local and foreign income, gross receipts, license, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions thereto.
     “Tax Protection Agreement” shall mean any agreement, oral or written, (i) that has as one of its purposes to permit a Person to take the position that such Person could defer taxable income that otherwise might have been recognized upon a transfer of property to any CPA14 Subsidiary that is treated as a partnership for U.S. federal income Tax purposes, and that (A) prohibits or restricts in any manner the disposition of any assets of CPA14 or any CPA14 Subsidiary, (B) requires that CPA14 or any CPA14 Subsidiary maintain, put in place, or replace indebtedness, whether or not secured by one or more of the CPA14 Properties, or (C) requires that CPA14 or any CPA14 Subsidiary offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a “deficit restoration obligation,” guarantee (including, without limitation, a “bottom” guarantee), indemnification agreement or other similar arrangement), the risk of loss for federal income Tax purposes for indebtedness or other liabilities of CPA14 or any CPA14 Subsidiary, (ii) that specifies or relates to a method of taking into account book-Tax disparities under Section 704(c) of the Code with respect to one or more assets of CPA14 or a CPA14 Subsidiary, or (iii) that requires a particular method for allocating one or more liabilities of CPA14 or any CPA14 Subsidiary under Section 752 of the Code.
     “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Voting Debt” shall mean bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests in CPA14, any CPA14 Subsidiary or CPA16, as applicable, may vote.
ARTICLE X
ALTERNATE MERGER
     Section 10.1. Introduction. The provisions of this Article X shall apply if and only if the Reorganization Opinions are not delivered at Closing. If the Reorganization Opinions are delivered at Closing, the provisions of this Article X are null and void and none of Holdings, Acquisition or CPA14 Sub shall have any rights or obligations under this Agreement.
     Section 10.2. Alternate Merger and Consideration.
     (a) In lieu of the merger of CPA14 with and into Merger Sub whereby Merger Sub becomes the surviving company, at the Effective Time, CPA14 Sub shall be merged with and into CPA14, whereby the separate corporate existence of CPA14 Sub shall cease and CPA14 shall continue as the surviving company (and upon the applicability of this Article X, all references in this Agreement to the “Surviving Company” shall mean CPA14) in accordance with the Laws of the State of Maryland. At the Effective Time, in lieu of receiving CPA16 Common Stock pursuant to Section 1.6(a)(i), the CPA14 Stockholders who elect to receive common stock or who are required to receive common stock pursuant to Section 1.6(a) shall receive that number of shares of Holdings common stock, $.001 par value per share (“Holdings Common Stock”), equal to the product of (A) the number of shares of CPA14 Common Stock owned by such CPA14 Stockholder and (B) the Exchange Ratio (as adjusted pursuant to Section 1.8(b)). Each issued and outstanding share of common stock of CPA14 Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Company. Immediately after the Effective Time, CPA14 as the surviving corporation shall issue one fully paid and nonassessable share of common stock of CPA14 as the surviving corporation to Holdings for each share of Holdings Common Stock issued to the CPA14 Stockholders in the Alternate Merger.
     (b) In addition, at the Effective Time, Acquisition shall be merged with and into CPA16, whereby the separate corporate existence of Acquisition shall cease and CPA16 shall continue as the surviving company in accordance with the Laws of the State of Maryland. At the Effective Time and without any further action on the part of CPA16, Acquisition, Holdings or any CPA16 Stockholder, each share of CPA16 Common Stock outstanding immediately prior to the Effective Time shall be cancelled and, in exchange for cancellation of such share, the rights attaching to such share shall be converted into one share of Holdings Common Stock. Each issued and outstanding share of common stock of Acquisition shall be converted into and become one fully paid and nonassessable share of common stock of CPA16 as the surviving corporation. Immediately after the Effective Time, CPA16, as the surviving corporation, shall issue one fully paid and nonassessable share of common stock of CPA16 as the surviving corporation to Holdings for each share of Holding Common Stock issued to the CPA16 Stockholders in the Alternate Merger.
     Section 10.3. Transfer Taxes. Holdings shall pay any stamp Tax or documentary Tax assessed upon or with respect to the issuance of common stock to be issued in accordance with Section 10.2.
     Section 10.4. Representations and Warranties of Holdings, Acquisition and CPA14 Sub. Holdings, CPA14 Sub and Acquisition jointly and severally represent and warrant to CPA14 as follows:
     (a) Organization and Standing. Each of Holdings, Acquisition and CPA14 Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland, and has the full corporate power and authority to own, operate and lease its assets, to carry on its business as currently conducted, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. There is no state, country or territory wherein the absence of licensing or qualification as a foreign corporation by Holdings, Acquisition or CPA14 Sub would have a material adverse effect on any of them. Holdings was incorporated on December 10, 2010, and Acquisition and CPA14 Sub were incorporated on December 9, 2010 and none of Holdings, Acquisition or CPA14 Sub has had any business operations as of the date hereof. Holdings will use reasonable best efforts to assure that Holdings will qualify as a REIT following the Closing.
     (b) Subsidiaries. Holdings does not have any Subsidiaries or any equity investment or other interest in, nor has it made advances or loans to, any corporation, association, partnership, joint venture or other entity, except for Acquisition. Acquisition does not have any Subsidiaries or any equity investment or other interest in, nor has it made advances or loans to, any corporation, association, partnership, joint venture or other entity. CPA14 Sub does not have any Subsidiaries or any equity investment or other interest in, nor has it made advances or loans to, any corporation, association, partnership, joint venture or other entity.
     (c) Charter and Bylaws.
     (i) Acquisition and CPA14 Sub have furnished to CPA14 a true and complete copy of each of their charter and bylaws, as currently in effect.
     (ii) Immediately prior to the Effective Time, the charter of Holdings shall be substantially identical to the CPA16 Charter; provided, however, that Article I shall read in its entirety: “The name of the Corporation is CPA 16 Holdings Inc.” Immediately prior to the Effective Time, the Bylaws of Holdings shall be substantially identical to the CPA16 Bylaws. A copy of Holdings’ charter and bylaws shall be furnished to CPA14 immediately prior to the Effective Time.
     (d) Directors and Officers. Immediately prior to the Effective Time, the directors of Holdings shall be identical to the directors of CPA16.
     (e) Capitalization.
     (i) The authorized capital stock of Holdings consists of 400,000,000 shares of Holdings Common Stock, all of which at the Effective Time will have been duly authorized and validly issued, fully paid, non-assessable and outstanding, of which no shares are issued and outstanding as of the date of this Agreement. No shares of capital stock of Holdings have been reserved for any purpose, except pursuant to this Agreement. There are no outstanding securities convertible into or exchangeable for the capital stock of Holdings and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of Holdings. There are no outstanding agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase, transfer or registration for sale under the Securities Act of the Holdings Common Stock or any other securities of Holdings, except as contemplated hereunder. The Holdings Common Stock being issued on the Closing Date has been duly authorized by all necessary corporate action on the part of Holdings. The Holdings Common Stock, when issued, will be validly issued, fully paid and nonassessable.
     (ii) As of the date of this Agreement, the authorized shares of common stock of Acquisition consist of 10,000 shares of common stock (the “Acquisition Common Stock”). All outstanding shares of Acquisition are duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right. There are (A) no other shares of capital stock or voting securities of Acquisition, (B) no securities of Acquisition convertible into or exchangeable for shares of capital stock or voting securities of Acquisition and (C) no options or other rights to acquire from Acquisition, and no obligations of Acquisition to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Acquisition. Acquisition has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Alternate Merger and the other transactions contemplated by this Agreement.
     (iii) As of the date of this Agreement, the authorized shares of common stock of CPA14 Sub consist of 10,000 shares of common stock (the “CPA14 Sub Common Stock”). All outstanding shares of CPA14 Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right. There are (A) no other shares of capital stock or voting securities of CPA14 Sub, (B) no securities of CPA14 Sub convertible into or exchangeable for shares of capital stock or voting securities of CPA14 Sub and (C) no options or other rights to acquire from CPA14 Sub, and no obligations of CPA14 Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of CPA14 Sub. CPA14 Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Alternate Merger and the other transactions contemplated by this Agreement.
     Section 10.5. Guaranty of Obligations of Holdings by CPA16. CPA16 hereby guarantees to CPA14, as a primary obligor, payment and performance by Holdings of its obligations under this Agreement, including its obligation to issue Holdings Common Stock to the CPA14 Stockholders and the stockholders of CPA16 (including without limitation, all amendments hereof), subject to the terms, conditions and limitations hereof. CPA16 hereby waives suretyship defenses, demand, payment, protest and notice of dishonor or nonperformance of any such obligations, and CPA14 shall not be required to make any demand on Holdings for performance of any of its obligations under this Agreement, nor to exhaust any legal, contractual or equitable remedies against Holdings, prior to proceeding against CPA16.
     Section 10.6. Further Action. If CPA16 determines any further action is necessary or desirable to carry out the purposes of the Alternate Merger, the officers and directors of CPA16 shall be fully authorized (in the name of Holdings and otherwise) to take such action.

     Section 10.7. Conditions Precedent. The respective obligations of the parties to this Agreement to effect the Alternate Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the conditions set forth in Article V and, in addition, Section 10.7(e); provided, however, that:
     (a) the first sentence of Section 5.3(f) shall be deleted and replaced with the following: “CPA14 shall have received an opinion of Greenberg Traurig, LLP, dated as of the Closing Date, to the effect that the Alternate Merger should qualify under Section 351(a) of the Code as a transfer of shares of CPA14 Common Stock by the CPA14 Stockholders in exchange for Holdings Common Stock and cash (and should not be treated to such CPA14 Stockholders as a transfer described in Section 351(e) of the Code)”;
     (b) the first sentence of Section 5.2(g) shall be deleted and replaced with the following: “Merger Sub shall have received an opinion of Clifford Chance US LLP, dated as of the Closing Date, to the effect that: (i) the merger of Acquisition with and into CPA16 and the issuance of Holdings Common Stock to the CPA16 Stockholders in exchange for their shares of CPA16 Common Stock will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Holdings, Acquisition and CPA16 will be a party to such reorganization within the meaning of Section 368(b) of the Code”;
     (c) the first sentence of Section 5.2(d) shall be deleted and replaced with the following: “CPA16 shall have received an opinion, dated as of the Closing Date, of Greenberg Traurig, LLP to the effect that, at all times since its taxable year ended December 31, 2007, CPA14 has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation as described in the Joint Proxy Statement/Prospectus and Form S-4 will enable CPA14 to continue to meet the requirements for qualification and taxation as a REIT under the Code”; and
     (d) the first sentence of Section 5.3(d) shall be deleted and replaced with the following: “CPA14 shall have received an opinion, dated as of the Closing Date, of Clifford Chance US LLP to the effect that: (i) at all times since its taxable year ended December 31, 2007, CPA16 has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation as described in the Joint Proxy Statement/Prospectus and Form S-4 will enable CPA16 to meet the requirements for qualification and taxation as a REIT under the Code and (ii) commencing with its taxable year ending December 31, 2011, Holdings has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation, as described in the Joint Proxy Statement/Prospectus and Form S-4 will enable it to meet the requirements for qualification and taxation as a REIT under the Code”; and
     (e) CPA14 Sub and Acquisition shall each have issued 6,250 shares of common stock as described in Section 10.8.
     Section 10.8. Additional Covenant. In addition to the covenants set forth in Article IV, as promptly as practicable following the date the parties determine to effect the Alternate Merger but not less than two days prior to the Closing Date, CPA14 Sub shall issue 6,250 shares of CPA14 Sub Common Stock to 125 separate persons and Acquisition shall issue 6,250 shares of Acquisition Common Stock to 125 separate persons (which may be the same persons who purchase the CPA14 Sub Common Stock).
     Section 10.9. Dissenters Rights.

     (a) Notwithstanding any provision of this Agreement to the contrary, to the extent that the right to demand payment of fair value of the CPA14 Common Stock in connection with the Alternate Merger is available under the MGCL, Dissenting Shares held by a Dissenting Stockholder shall not be converted into the Merger Consideration but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the MGCL; provided, however, that each share of CPA14 Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Stockholder who, after the Effective Time, withdraws his demand or fails to perfect or otherwise loses his right to receive payment of fair value, pursuant to the MGCL, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, in the form of Holdings Common Stock, without interest.
     (b) Notwithstanding any provision of this Agreement to the contrary, to the extent that the right to demand payment of fair value of the CPA16 Common Stock in connection with the Alternate Merger is available under the MGCL, any outstanding shares of CPA16 held by a record holder or beneficial owner of shares of CPA16 Common Stock who is entitled to demand and receive payment of the fair value of such holder’s shares pursuant to Section 3-202 of the MGCL and who does not vote for the Merger and complies with all provisions of the MGCL (including all provisions of Section 3-203 of the MGCL) concerning the right of holders of shares of CPA16 Common Stock to object to the Merger and obtain fair value for their shares shall not be converted into the Merger Consideration but shall become the right to receive such consideration as may be determined to be due to such CPA16 Stockholder pursuant to the MGCL; provided, however, that each share of CPA16 Common Stock outstanding immediately prior to the Effective Time and held by a CPA16 Stockholder who, after the Effective Time, withdraws his demand or fails to perfect or otherwise loses his right to receive payment of fair value, pursuant to the MGCL, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, in the form of Holdings Common Stock, without interest.
     (c) CPA14 shall give CPA16 (i) prompt notice of any demands for payment of fair value pursuant to the applicable provisions of the MGCL received by CPA14, attempted withdrawals of such demands, and any other instruments served pursuant to the MGCL and received by CPA14 relating to rights of appraisal and (ii) the opportunity to participate in and direct the conduct of all negotiations and proceedings with respect to demands for payment of fair value under the MGCL. CPA14 shall not, except with the prior written consent of CPA16, make any payment with respect to any such demands for payment of fair value, or settle, or offer to settle, or otherwise negotiate any such demands for payment of fair value. CPA16 will be responsible for any payment with respect to any such demands for payment of fair value from CPA16 Stockholders who comply with the provisions in this Section.
[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CORPORATE PROPERTY ASSOCIATES 16 - GLOBAL INCORPORATED
By:	/s/ Mark J. DeCesaris
	Name:	Mark J. DeCesaris
	Title:	Managing Director, Chief Financial Officer and Administrative Officer

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
By:	/s/ Susan C. Hyde
	Name:	Susan C. Hyde
	Title:	Managing Director and Secretary

CPA 16 ACQUISITION INC.
By:	/s/ Thomas Ridings
	Name:	Thomas Ridings
	Title:	Executive Director and Chief Accounting Officer

CPA 16 HOLDINGS INC.
By:	/s/ Thomas E. Zacharias
	Name:	Thomas E. Zacharias
	Title:	President

CPA 16 MERGER SUB INC.
By:	/s/ Mark J. DeCesaris
	Name:	Mark J. DeCesaris
	Title:	Chief Financial Officer and Chief Administrative Officer

CPA 14 SUB INC.
By:	/s/ Susan C. Hyde
	Name:	Susan C. Hyde
	Title:	Secretary
[signature page 1 of 2 to the Agreement and Plan of Merger]

W. P. CAREY & CO. LLC
By:	/s/ Trevor P. Bond
	Name:	Trevor P. Bond
	Title:	President, Chief Executive Officer and Board Member

AND FOR THE LIMITED PURPOSES SET FORTH IN SECTION 4.3:

CAREY ASSET MANAGEMENT CORP.
By:	/s/ Trevor P. Bond
	Name:	Trevor P. Bond
	Title:	Chief Executive Officer and Board Member

W. P. CAREY & CO. B.V.
By:	/s/ Thomas E. Zacharias
	Name:	Thomas E. Zacharias
	Title:	Director
[signature page 2 of 2 to the Agreement and Plan of Merger]